Exhibit 10.46

Dated 19th December 2003

THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

(as, together, the “Vendors”)

TELECOMMUNICATION SERVICES INC.

(as the “Purchaser”)

AGREEMENT

relating to:

the sale and purchase of the entire issued share capital of

Softwright Holdings Limited

McDERMOTT, WILL & EMERY

7 Bishopsgate

London

EC2N 3AR

Tel: 020 7577 6900

Fax: 020 7577 6950

5.	No duplication of recovery	51
6.	Relevance of limitations in circumstances of fraud etc	51
7.	Release from liability	51
8.	Common Law duty to mitigate	52
9.	Recovery from Third Parties	52
10.	Effect of Taxation	53
11.	Conduct of Relevant Claims	53
12.	Rescission	53
13.	Reduction in Consideration	54
14.	Effect of Assignment	54
15.	Purchaser’s Warranties	54
16.	Pre-Acquisition	54
SCHEDULE 9		55
Part I - Calculation of the Earn Out		55
Part II - The 2004 Earn-Out Accounts Pack and 2004 EBITDA Certificate		56
Part III - 2004 Earn-Out Accounts Pack Principles		60
SCHEDULE 10 - Tax Covenant		63
1.	Definitions	63
2.	Covenant to Pay	65
3.	Exclusions	65
4.	Costs and Expenses	67
5.	Withholdings	67
6.	Tax on covenant payments	67
7.	Notification of claims and conduct of disputes	67
8.	Due date of payment and interest	68
9.	Recovery from third parties	69
10.	Management of pre-Completion Tax affairs	69
11.	Purchaser’s Covenants	71

THIS AGREEMENT is made on the 19th day of December 2003

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in the first column of Schedule 1 (the “Vendors”); and

(2)	TELECOMMUNICATION SERVICES INC., whose business address is at One Tampa City Center, Suite 700, Tampa, Florida 33602-5157, USA (the “Purchaser”).

WHEREAS:

The Vendors wish to sell and the Purchaser wishes to acquire the entire issued share capital of Softwright Holdings Limited on and subject to the terms of this Agreement.

IT IS AGREED THAT:

1.	Interpretation

1.1	Definitions

In this Agreement where the context admits:

“Affiliate”	means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company for the time being;

“Agreed Form”	means, in relation to any document, a document in the terms signed or initialled by or on behalf of the parties for identification;

“Amended Loan Note Instrument”	means the instrument of variation in the Agreed Form executed by the Company varying the terms of the £80,025 nominal Unsecured Loan Notes 2005 instrument dated 11 May 2001;

“Audited Accounts”	means the audited balance sheets of the Company and of SSL made up as at the Balance Sheet Date and the audited profit and loss accounts of the Company and SSL in respect of the financial year ended on the Balance Sheet Date including, in each case, the notes thereto and the directors’ report and auditors’ report;

“Audited Accounts for 2004”	means the consolidated audited balance sheets of the Company and of SSL made up as at 31 October 2004 and the audited profit and loss accounts of the Company and SSL in respect of the financial year ended on 31 October 2004 including, in each case, the notes thereto and the directors’ report and auditors’ report;

“Balance Sheet Date”	means 31 October 2002;

“Bank”	means The Governor & Company of the Bank of Scotland (company number SC218813) of The Mound, Edinburgh, EH1 1YZ;

“Bank Deed of Release”	means the (1) deed of release between the Bank and the Company of the debenture dated 11 May 2001 granted by the Company to the Bank in the Agreed Form and (2) the deed of release between the Bank and SSL of the debenture dated 11 May 2001 and the fixed charge over book debts dated 21 February 2003 in the Agreed Form;

“Bank Indebtedness”	all amounts owing by the Company and SSL to the Bank at the Completion Date (including but without limitation, overdrafts on current accounts, amount of principal debt, accrued interest, accrued fees, costs and charges and early repayment or redemption penalties) due as a result of the repayment of such amount as at Completion;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London and Tampa, Florida;

“Company”	(save as set out in clause 1.2 of Schedule 4) means Softwright Holdings Limited a company registered in England and Wales under number 04198746 and incorporated on 11 April 2001 as a private company limited by shares under the Companies Act 1985 further details of which are set out in Schedule 2;

“Companies Act”	means statutes from time to time in force concerning companies including (without limitation) the Companies Act 1985, the Companies Act 1989, Part V of the Criminal Justice Act 1993 and the Companies Consolidation (Consequential Provisions) Act 1985;

“Completion”	means completion of the sale and purchase of the Sale Shares in accordance with clause 5;

“Completion Date”	means the date of Completion;

“Consideration”	means the Initial Consideration and the Deferred Consideration to be paid for the Sale Shares in accordance with clause 3;

“Deferred Consideration”	means the contingent payment based on the formula in clause 3.4 and Schedule 9 less the Retention Amount;

“Deferred Consideration Payment Date”	means the date on which the 2004 EBITDA Certificate is agreed or determined in accordance with Schedule 9;

“Disclosure Letter”	means the letter dated the date hereof written and delivered by or on behalf of the Vendors to the Purchaser in Agreed Form;

“EBITDA”	means earnings before interest, taxes, depreciation and amortization of the Company for the year ending 31 October 2004;

“EBITDA Certificate”	means the draft 2004 EBITDA certificate determined in accordance with Parts II and III of Schedule 9;

“Earn Out Calculation”	means the earn out calculation as set out in Schedule 9;

“Encumbrance”	includes any interest or equity of any person (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit sale or other agreement for payment on deferred terms;

“Group”	means, together, the Company, SSL and Kiosk;

“Initial Consideration”	means £7;

“Kiosk”	means The Kiosk Company Limited, a company registered in England and Wales under number 01590627 as a private company limited by shares under the Companies Act 1985 further details of which are set out in Part B of Schedule 3;

“Loan Note Repayment”	means the sum of £80,025 in terms of the £80,025 Unsecured Loan Notes 2005 of the Company dated 11 May 2001;

“Management Accounts”	means the management accounts of SSL for the period from the Balance Sheet Date to 30 November 2003 true copies of which are annexed to the Disclosure Letter;

“Noteholders”	means the persons entered in the register of noteholders of the Company as at the date of Completion as holders of £80,025 Unsecured Loan Notes 2005 of the Company dated 11 May 2001;

“Premises”	means the land and premises known as Unit 5H Langley Business Centre, 11-49 Station Road, Langley, Berkshire SL3 8YT, particulars of which are set out in Schedule 7;

“Purchaser’s Group”	means the Purchaser and each of its Affiliates;

“Retention Amount”	means the amount of £40,000 payable to SSA pursuant to the agreement for the sale and purchase of the whole of the issued share capital of SSL entered into between SSA and the Company dated 11 May 2001;

“Sale Shares”	means the entire issued share capital of the Company being 80,025 ordinary shares of lp each;

“SSA”	means SSA Global Technologies Inc.;

“SSL”	means Softwright Solutions Limited, a company registered in England and Wales under number 01467614 and incorporated on 18 December 1979 as a private company limited by shares under the Companies Act 1985 further details of which are set out in Part A of Schedule 3;

“SSL Shares”	means 1,839,272,859 ordinary shares of £0.001 each in the capital of SSL;

“Subsidiaries”	means the companies, details of which are set out in Parts A and B of Schedule 3;

“Tax”	includes (without limitation) corporation tax, advance corporation tax, the charge under s.419 Taxes Act 1988, income tax, capital gains tax, the charge under s.601(2) Taxes Act 1988, value added tax, excise duties, the charge to tax under Schedule 9A Value Added Tax Act 1994, customs and other import duties, stamp duty reserve tax, capital duties, national insurance contributions, local authority council taxes, petroleum revenue tax, foreign taxation and duties, amounts payable in consideration for the surrender of group relief or advance corporation tax or refunds pursuant to s.102 Finance Act 1989 and all penalties, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation;

“Taxes Act 1988”	means Income and Corporation Taxes Act 1988;

“Tax Deed”	means the deed of indemnity set out in Schedule 10 relating to taxation to be executed and delivered at Completion;

“Vendors’ Solicitors”	means Lamport Bassitt, of 46 The Avenue, Southampton, SO17 1AX; and

“Warranties”	means the warranties and representations set out in Schedule 4, in Schedule 5 and in paragraph 2 of Schedule 6.

“Warrantors”	means Douglas Wright and Michael Wood.

1.2	Construction of certain references

In this Agreement, where the context admits:

1.2.1	words and phrases the definitions of which are contained or referred to in Part XXVI Companies Act 1985 shall be construed as having the meanings thereby attributed to them;

1.2.2

references to, or to any provision of, any treaty, statute, directive, regulation, decision, order, instrument, by-law, or any other law of, or having effect in, any jurisdiction (“Laws”) shall be construed also as references to all other Laws made under the Law referred to, and to all such Laws as amended, re-enacted, consolidated or replaced or as their application is modified by other

Laws from time to time, and whether before or after the date of this Agreement except to the extent that an amendment, re-enactment, consolidation, replacement or modification after the date of this Agreement would extend or increase the liability of the Warrantors;

1.2.3	where any statement is to the effect that the Warrantors are not aware of a matter or circumstance, or is a statement qualified by the expression “so far as the Warrantors are aware” or “to the best of the Warrantors’ knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of the directors of the Company but not further or otherwise;

1.2.4	references to clauses and Schedules are references to clauses of and Schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the Schedule in which the reference appears, and references to this Agreement include the Schedules;

1.2.5	references to the singular shall include the plural and vice versa; and references to the masculine, the feminine and the neuter shall include each other such gender;

1.2.6	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

1.2.7	“company” includes any body corporate; and

1.2.8	references to the Vendors or the Warrantors include a reference to each of them.

1.3	Several liabilities

All warranties, representations, indemnities, covenants, agreements and obligations in this Agreement given or entered into by more than one person are given or entered into severally unless a contrary indication is expressed.

1.4	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Schedules

Each of the Schedules shall have effect as if set out herein.

2.	Sale of shares

2.1	Sale and purchase

Subject to the terms of this Agreement, each of the Vendors (each severally as to those of the Sale Shares for which they are the registered member) shall sell or procure the sale with full title guarantee, free from all Encumbrances and together with all rights now or hereafter attaching thereto, the number of Sale Shares set opposite his name in the second column of Schedule 1, and the Purchaser shall purchase all such Sale Shares.

2.2	No sale of part only

Neither the Vendors nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.3	Waiver of pre-emption rights

Each of the Vendors hereby waives any pre-emption rights he may have relating to the Sale Shares, whether conferred by the Company’s articles of association or otherwise.

3.	Consideration

3.1	The total consideration for the Sale Shares shall be the aggregate of the Initial Consideration and (if payable) the Deferred Consideration and such consideration shall be apportioned between the Vendors as set out in the fourth and fifth columns of Schedule 1.

3.2	The Purchaser shall pay the total consideration to the Vendors on the basis specified in clause 5.3 as follows:

3.2.1	the Initial Consideration on Completion Date; and

3.2.2	(if payable) the Deferred Consideration on the Deferred Consideration Payment Date.

3.3	Where the relevant figures extracted from the Audited Accounts for 2004 record positive EBITDA, the Purchaser shall, subject to and in accordance with the provisions of clause 3.4, pay to the Vendors the Deferred Consideration in accordance with the Earn Out Calculation IT BEING ACKNOWLEDGED THAT the Deferred Consideration is only payable once EBITDA x 4 is an amount in excess of £380,025.

3.4	The Loan Note Repayment and Deferred Consideration shall be distributed to the Noteholders and Vendors respectively as follows:

3.4.1	where the sum of EBITDA x 4 equals an amount between £0 and £80,024, then that amount shall be paid by the Purchaser to the Noteholders pro-rata their holdings of Loan Notes;

3.4.2	where the sum of EBITDA x 4 equals an amount between £80,025 and £380,025, then the Loan Note Repayment shall be paid by the Purchaser to the Noteholders;

3.4.3	where EBITDA x 4 equals a number in excess of £380,025, then the Loan Note Repayment shall be paid by the Purchaser to the Noteholders and the Deferred Consideration shall be paid to the Vendors in accordance with clause 3.3 and the Earn Out Calculation.

3.5	The Loan Note Repayment falling due under sub-clauses 3.4.1 and/or 3.4.2 shall be paid without set-off, deduction or cross-claim of whatsoever nature, save in the event of fraud.

3.6	The Purchaser undertakes with the Vendors that it is its intention to conduct the business of the Company in the ordinary course and further undertakes that prior to the Deferred Consideration Payment Date it will not do anything with the intention of reducing or distorting downwards the amount of EBITDA.

3.7	The Vendors undertake with the Purchaser that prior to the Deferred Consideration Payment Date they will not do anything with the intention of distorting upwards the amount of EBITDA.

3.8	The Deferred Consideration (if payable) under this Agreement shall not exceed a total amount of £2,000,000.

4.	Retention

In the event that by the Deferred Consideration Payment Date SSA has waived in writing its right to payment of the Retention Amount (to the Purchaser’s satisfaction) then the sum of £40,000 shall not be deducted from the Deferred Consideration payable (if any) to the Vendors. It is acknowledged that it is the intention of the Purchaser to procure that the Company pays to SSA the Retention Amount.

5.	Completion

5.1	Date and place of Completion

Completion shall take place at the offices of McDermott, Will & Emery, 7 Bishopsgate, London EC2N 3AR on the Completion Date.

5.2	Vendors’ obligations

On Completion the Vendors shall:

5.2.1	deliver to the Purchaser:

(a)	transfers of the Sale Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates;

(b)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Sale Shares;

(c)	powers of attorney in Agreed Form;

(d)	duly executed Bank Deed of Release;

(e)	the written consent of the Company to the adoption of the Amended Loan Note Instrument;

(f)	a minute of the meeting of Noteholders approving the Amended Loan Note Instrument;

(g)	a duly executed copy of the Amended Loan Note Instrument; and

(h)	copies of the Audited Accounts containing an unqualified opinion from Blueprint Audit Limited.

5.2.2	deliver to the Purchaser as agent for the Company:

(a)	all the statutory and other books (duly written up to date) of each member of the Group and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s);

(b)	certificates in respect of all issued shares in the capital of SSL and Kiosk and transfers of all shares in SSL and Kiosk not registered in the name of the Company (or SSL (as the case may be)) in favour of such persons as the Purchaser shall direct; and

(c)	the title deeds to the Premises other than in respect to those Premises which are disclosed in the Disclosure Letter as being charged and the title deeds as being held by the chargee;

5.2.3	procure board meetings of the Company and SSL to be held at which there shall be:

(a)	passed a resolution to approve, in the case of the Company, the transfers of the Sale Shares and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned;

(b)	appointed as directors such persons as the Purchaser may nominate such appointments to take effect at the close of the meeting; and

(c)	revoked all existing authorities to banks and new authorities shall be given to such banks and on such terms as the Purchaser may direct;

5.2.4	deliver to the Purchaser, certified as correct by the secretary of the relevant company, the minutes of each such board meeting; and

5.2.5	procure the discharge of all guarantees and like obligations given by the Company or SSL in respect of the obligations of any other person (and including the guarantees and obligations stipulated to be discharged at Completion in the Disclosure Letter), such discharge to be given in Agreed Form.

5.3	Purchaser’s obligations

The Purchaser shall:

5.3.1	pay the Initial Consideration for the Sale Shares as provided by Clause 3 to the Seller’s Solicitors receipt of which shall discharge the Purchaser from its obligation to pay the Initial Consideration and the Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Vendors in accordance with their respective entitlements; and

5.3.2	conditionally upon satisfaction of the Vendor’s obligations set out in Clause 5.2 above, procure that the Company repays the Bank Indebtedness to the Bank by way of telegraphic transfer from the Purchaser’s solicitors’ client account to the Bank’s solicitors’ client account (The Royal Bank of Scotland plc, 27 Park Row, Leeds LS1 5QB, sort code: 16-23-37, account number: 00282443); and

5.3.3	subject to the Deferred Consideration being payable in accordance with clauses 3.3 and 3.4, pay Deferred Consideration to the Seller’s Solicitors receipt of which shall discharge the Purchaser from its obligation to pay the Deferred Consideration and the Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Vendors in accordance with their respective entitlements.

6.	Warranties and indemnity

6.1	General

The Warrantors hereby severally warrant to and for the benefit of the Purchaser in the terms of the Warranties and acknowledge and accept that the Purchaser is entering into the Agreement in reliance upon each of the Warranties. Any sum payable by the Warrantors in respect of any breach of the Warranties shall be treated as a reduction in the Consideration.

6.2	Purchaser’s knowledge

The Warranties are given subject to matters fairly disclosed in this Agreement or in the Disclosure Letter.

6.3	Warranty awareness

Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

6.4	Warranties to be independent

Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or anything in this Agreement.

6.5	Waiver of Claim

The Warrantors undertake to and for the benefit of the Purchaser that they will not, save in the case of fraud, make or pursue any claim or action howsoever arising against the Company, SSL or any of the Employees (as defined in Schedule 4) in respect of any loss or liability the Warrantors may incur pursuant to this Agreement (or any other document referred to herein) or otherwise in connection with the sale of the Sale Shares to the Purchaser or the preparation of the Disclosure Letter.

6.6	Warrantor Protection

The provisions of schedule 8 shall apply.

6.7	Specific indemnity

Douglas Wright shall indemnify and hold harmless the Purchaser and the Company against all or any claims, costs, losses, damages and expenses (including without limitation reasonable legal fees) which the Purchaser or the Company may incur or sustain arising out of any failure (at any time, whether before or after the Completion Date) on the part of the Company, to honour any contractual entitlements to shares or options over shares in the Company which current or former employees of the Company may have acquired prior to the Completion Date. The maximum liability of Douglas Wright under the indemnity in this clause 6.7 shall be an amount equal to the Deferred Consideration which may be due to him under the terms of this Agreement and his liability under this clause shall absolutely determine on 31 March 2005.

7.	Confidentiality

7.1	Restriction

Subject to clause 7.2 and to clause 8, each party:

7.1.1	shall treat as strictly confidential information obtained or received by him as a result of negotiating, entering into or performing its obligations under this Agreement which relates to the negotiation of, or the provisions or subject matter of, this Agreement or to any other party (“Confidential Information”); and

7.1.2	shall not, except with the prior written consent of each other party (which shall not be unreasonably withheld or delayed), publish or otherwise disclose to any person any Confidential Information.

7.2	Permitted disclosures

Clause 7.1 shall not apply if and to the extent that the party disclosing Confidential Information can demonstrate that:

7.2.1	such disclosure is required by law or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law; or

7.2.2	such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 9.1; or

7.2.3	the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 7.1.1; or

7.2.4	the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 7.1.2.

7.3	Continuance of restrictions

The restrictions contained in this clause 7 shall survive Completion and shall continue without limit of time.

8.	Announcements

8.1	Restrictions

Subject to clauses 8.2 and 8.4, and whether or not any restriction contained in clause 10 applies, no party to this Agreement shall make any announcement, (including, without limitation any communication to the public, to any customers or suppliers of SSL, or to all or any of the employees of the Company) concerning the provisions or subject matter of this Agreement or containing any information about any other party without the prior written approval of the others (which shall not be unreasonably withheld or delayed).

8.2	Permitted announcements

Clause 8.1 shall not apply if and to the extent that such announcement is required by law or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other parties.

8.3	Continuance of restrictions

The restrictions contained in this clause 8 shall survive Completion and shall continue without limit of time.

8.4	Announcements to customers and suppliers

The Vendors and the Purchaser shall as soon as practicable after Completion procure that a joint announcement of the sale and purchase of the Sale Shares is made to the customers and suppliers of the Company in the Agreed Form.

9.	Provisions relating to this Agreement

9.1	Assignment

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein, including, without limitation, any of the Warranties, the Tax Deed and any other indemnities, undertakings and obligations given or undertaken by the Vendors and any cause of action arising under or in respect of any of them, to any transferee of the share capital of the Company or of any of the Subsidiaries, or to any Affiliate of the Purchaser. Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Purchaser, and in the case of an assignment to any Affiliate of the Purchaser may recover thereunder as if it had acquired the Sale Shares for the consideration and upon the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Purchaser and any subsequent holder of such share capital who is such an Affiliate, including itself, as if they were all one entity which had retained the ownership of such issued share capital throughout.

9.2	Whole agreement and variations

9.2.1	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter.

9.2.2	The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the Vendors or any other person save for those contained in this Agreement and in the Disclosure Letter.

9.2.3	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

9.3	Agreement survives Completion

The Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.4	Rights etc cumulative and other matters

9.4.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

9.4.2	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

9.4.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

9.5	Release of one Vendor

The Purchaser may release, reduce or compromise the liability of or grant time or other indulgence to any of the Vendors hereunder without affecting the liability of the other Vendors. Where a liability of one or some but not all of the Vendors under any obligation which is several is released or compromised, the remaining Vendors shall continue to be severally liable on that obligation.

9.6	Further assurance

At any time after the Completion Date the Vendors shall, at the request of the Purchaser, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominee and giving to the Purchaser the full benefit of all the provisions of this Agreement.

9.7	Invalidity

9.7.1	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

9.7.2	If any liability of one or some but not all of the Vendors is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Vendors under this Agreement.

9.8	Payment to the Vendors

Any payment falling to be made to the Vendors under any provision of this Agreement may be made to the Vendors’ Solicitors whose receipt shall be an absolute discharge of the Purchaser’s obligations to make payment under the terms of this Agreement.

9.9	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

9.10	Costs

Each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and the Vendors confirm that no expense whatsoever relating to the sale of the Sale Shares has been or is to be borne by any member of the Group, save that the Purchaser shall be responsible for the reasonable legal costs of the Vendors Solicitors incurred in the negotiation of this Agreement and the preparation of the Disclosure Letter not exceeding £15,000 plus VAT.

9.11	Notices

9.11.1	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 9.11.2 and may be:

(a)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(b)	if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

(c)	sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 08.00 on the next Business Day.

9.11.2	The addresses and other details of the parties referred to in clause 9.11.1 are, subject to clause 9.11.3:

For the Vendors:

Name:	Douglas Wright (the “Vendors’ Representative”)

Address:	Gateways Holdfast Lane Haslemere Surrey GU27 2EY

For the Purchaser:

Name:	Telecommunications Services Inc.

For the attention of:	John Curtis

Address:	One Tampa City Center Suite 700 Tampa FL 33602-5157

Fax number:	001 405 751 3979

9.11.3

Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 9.11.2, including, in the case of the Vendors, the name of the Vendors’ Representative, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

9.11.4	For the purposes of this clause 9.11, the Vendors shall together constitute one party, notice to the Vendors’ Representative addressed as set out in clause 9.11.2 shall be notice to all the Vendors, and any notice referred to in clause 9.11.3 shall be signed by or on behalf of all of them. Any other notice signed by on or on behalf of the Vendors’ Representative, when served in accordance with this clause 12.11, shall take effect as a notice given by all the Vendors.

10.	Law and Jurisdiction

10.1	English Law

This Agreement shall be governed by, and construed in accordance with, English law.

10.2	Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties irrevocably submits to the jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

10.3	Process Agent to the Vendors

The Vendors appoint Lamport Bassitt of 46, The Avenue, Southampton SOI7 1AX as their process agent to receive on their behalf service of process in any proceedings. Service upon the process agent shall be good service upon each of the Vendors whether or not it is forwarded to and received by the Vendors or any of them. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Vendors irrevocably agree to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days. In the event that the Vendors fail to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Vendors notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

10.4	Process Agent to the Purchaser

The Purchaser appoints McDermott, Will & Emery of 7 Bishopsgate, London, EC2N 3AR as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon the Purchaser whether or not it is forwarded to and received by the Purchaser. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Purchaser irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Vendors and to deliver to the Vendors a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days. In the event that the Purchaser fails to appoint a substitute process agent, it shall be effective service for the Vendors to serve the process upon the last known address in England of the last known process agent for the Purchaser notified to the Vendors, notwithstanding that such process agent is no longer found at such address or has ceased to act.

AS WITNESS the hands of the parties or their duly authorised representatives on the date first before written.

SCHEDULE 1 - The Vendors

Names and Addresses of Vendors	No. of Sale Shares held	Percentage of Sale Share held	Consideration receivable on Completion Date (£)	Percentage of Deferred Consideration payable (if any)
Katherine L. Asquith 16 Savory Walk, Binfield Bracknell, Berkshire, RG42 4LP	3,475	4.34239	1	4.34239

Simon Davies (held jointly with Hareesh Dhand, Clive Hatchard and Nicholas Rogers) Capital House, 1 Houndwell Place, Southampton, SO14 1HU	6,402	8.00	1	8.00

Michael Goodridge (held jointly with Fiona Wright) Barlows, Church Lane, Godalming, Surrey	4,001	4.99968	1	4.99968

John D. Harrington 5 Park Close, Winchester, Hampshire, SO23 7BD	8,607	10.75538	1	10.75538

Jennifer Street Springhurst, Prey Heath Road, Woking, Surrey, GU22 0SW	6,441	8.04873	1	8.04873

Michael A Wood 2 Burns Drive, Hemel Hempstead, Herfordshire, HP2 7NR	15,830	19.78131	1	19.78131

Douglas B. B. Wright Gateways, Holdfast Lane, Haslemere, Surrey, GU27 2EY	35,269	44.07247	1	44.07247

Total:	80,025	100	7	100

SCHEDULE 2 - The Company

Name:	Softwright Holdings Limited

Number:	04198746

Registered Office:	The Langley Business Centre 11-49 Station Road Langley Berkshire, SL3 8YT

Authorised Capital:	£800.25

Issued Capital:	£800.25

Directors:	Michael Wood Douglas Wright

Secretary:	Jennifer Street

Accounting Reference Date:	31 October

Auditors:	Blueprint Audit Limited

SCHEDULE 3 – Subsidiaries

Part A - SSL

Name:	Softwright Solutions Limited

Number:	01467614

Registered Office:	The Langley Business Centre 11-49 Station Road Langley Berkshire, SL3 8YT

Authorised Capital:	£1,839,273

Issued Capital:	£1,839,273

Registered Shareholders:	Softwright Holdings Limited

Beneficial owner of issued capital:	Softwright Holdings Limited

Directors:	Michael Wood Douglas Wright

Secretary:	Jennifer Street

Accounting Reference Date:	31 October

Auditors:	Blueprint Audit Limited

Part B – Kiosk

Name:	The Kiosk Company Limited

Number:	01590627

Registered Office:	Softwright House The Langley Business Centre 11-49 Station Road Langley Berkshire SL3 8YT

Authorised Capital:	£100 divided into 100 ordinary shares of £1 each

Issued Capital:	4 ordinary shares of £1 each

Registered Shareholders:	Softwright Solutions Limited

Directors:	Douglas Wright Gateways Holdfast Lane Surrey GU27 2EY

Secretary:	Jennifer Street Springhurst Prey Heath Road Mayford Woking Surrey GU22 0SW

Accounting Reference Date:	31 October

Auditors:	None

SCHEDULE 4 - Warranties and Representations

1.	Interpretation

1.1	Definitions

In this Schedule, where the context admits:

“Computer Systems”	means the Hardware, Software and Data.

“Data”	means any data or information used by or for the benefit of the Company at any time and stored electronically at any time.

“Hardware”	means any computer equipment or telecommunications equipment used by or for the benefit of the Company at any time including, without limitation, parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including without limitation, cabling and other peripheral and associated electronic equipment and networking equipment but excluding all Software.

“Intellectual Property”	means patents, trade marks, service marks, rights (registered or unregistered) in any designs; applications for any of the foregoing; trade or business names, domain names, email addresses, logos; copyright (including rights in computer software) and topography rights; know-how; secret formulae and processes; lists of suppliers and customers and other confidential and proprietary knowledge and information; rights protecting goodwill and reputation; database rights and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

“Intellectual Property Agreements”	means current agreements or arrangements of a material nature relating in any way whether wholly or partly to Intellectual Property.

“Listed Intellectual Property Agreements”	means the registered Intellectual Property and the material unregistered Intellectual Property owned by the Company, and the Intellectual Property Agreements set out in the list annexed to the Disclosure Letter.

“Listed Intellectual Property”	means the intellectual property referred to in the list annexed to the Disclosure Letter.

“Software”	means any set of instructions for execution by a computer processor and any programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works used by or for the benefit of the Company at any time irrespective of application, language or medium.

“Software Products”	means any Software and associated documentation and materials, which is now or has at any previous time been supplied by the Company.

1.2	Construction

In this Schedule where the context admits:

1.2.1	any question whether a person is connected with another shall be determined in accordance with s.839 Income and Corporation Taxes Act 1988, (subject to the deletion of the words from “Except” to “arrangements” in sub-section (4) thereof) which shall apply in relation to this Schedule as it applies in relation to that Act;

1.2.2	references to the “Company” shall include both Softwright Holdings Limited and SSL and appropriate disclosure should be made against each such company;

1.2.3	reference to any Act, statutory instrument, regulation, bye-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term; and

1.2.4	where, in this Schedule 4, a term is defined in and for the purposes of a particular paragraph, the relevant definition shall apply, where the context admits, for all other purposes of this Schedule.

2.	Warranties and representations

The Warrantors hereby severally warrant to and for the benefit of the Purchaser as set out in the following paragraphs of this Schedule.

3.	The Company and the Vendors

3.1	Capacity

Each of the Vendors has full power and authority to enter into and perform this Agreement, and may execute and deliver this Agreement and perform his or her obligations under this Agreement without requiring or obtaining the consent of any other person, authority or body and this Agreement constitutes valid and binding obligations of the Vendors in accordance with its terms.

3.2	Ownership of Sale Shares

Each of the Vendors is the registered and sole beneficial owner of the number of Sale Shares set out against his or her name in Schedule 1 free from any Encumbrances.

3.3	Liabilities owing to or by Vendors

There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to any Vendor or to any director or employee or former employee of the Company or any person connected with any of them, nor is there any indebtedness owing to the Company by any such person.

3.4	Competing interests

None of the Vendors nor any person connected with any of them has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or any proposed business of the Company.

4.	The Company’s Constitution

4.1	Share Capital

The Sale Shares and the SSL Shares comprise the whole of the issued and allotted share capital of Softwright Holdings Limited and SSL and Schedule 2 and Part A of Schedule 3 contain true particulars of the authorised and issued share capital of Softwright Holdings Limited and SSL (as the case may be) and all the shares there shown as issued are in issue fully paid and are beneficially owned and registered as set out therein free from any Encumbrances.

4.2	Options etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of Softwright Holdings Limited or SSL under any option or other agreement (including conversion rights and rights of pre-emption) verbal or otherwise.

4.3	Memorandum and Articles

The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied therein or annexed thereto a copy of every resolution or agreement as is required by law to be embodied in or annexed to it, and sets out completely the rights and restrictions attaching to each class of authorised share capital of the Company.

4.4	Company resolutions

Neither the Company nor any class of its members has passed any resolution (other than resolutions relating to business at annual general meetings which was not special business).

4.5	Kiosk

Since incorporation, Kiosk has neither traded nor assumed any obligation or liability.

5.	The Company and its investments

5.1	Particulars of the Company and SSL

The particulars of the Company, SSL and Kiosk set out in Schedules 2 and 3 are true and complete and the Company has no other subsidiaries.

5.2	Investments, associations and branches

The Company:

5.2.1	is not the holder or beneficial owner of, and has not agreed to acquire, any share or other capital of any other company or corporation (whether incorporated in the United Kingdom or elsewhere) other than of SSL (and indirectly through SSL, of Kiosk);

5.2.2	is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment; and

5.2.3	has no branch, agency or place of business outside England and no permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

6.	The Company and the law

6.1	Compliance with laws

So far as the Warrantors are aware, the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and any relevant foreign country or authority and there is no order, decree or judgment of any court or any governmental or other competent authority or agency of the United Kingdom or any foreign country outstanding against the Company or any person for whose acts the Company is vicariously liable which may have a material adverse effect upon the assets or business of the Company.

6.2	Licences etc

6.2.1	All licences, consents, permits, approvals and authorisations (public and private) necessary or desirable for utilising any of the assets of the Company or carrying on effectively any aspect of its business in the places and in the manner in which such business is now carried on have been obtained by the Company and all such licences, consents, permits approvals and authorisations are in full force and effect and are not limited in duration or subject to onerous conditions.

6.2.2	All reports, returns and information required by law or as a condition of any licence, consent, permit, approval or other authorisation to be made or given to any person or authority in connection with the Company’s business have been made or given to the appropriate person or authority.

6.2.3	The utilisation of any of the assets of the Company or the carrying on of any aspect of the Company’s business or any business now being carried on at the Premises is not in breach of any of the terms and conditions of any of such licences, consents, permits, approvals and authorisations and so far as the Vendors are aware there is no circumstance which indicates that any such licence, consent, permit, approval or authorisation is likely to be suspended, cancelled or revoked or that any of them will expire within a period of one year from the date of this Agreement.

6.2.4	At and after Completion there will be no restriction on the right of the Company to carry on its business which does not now apply to the Company.

6.3	Breach of statutory provisions

So far as the Warrantors are aware, neither the Company, nor any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any Act, Order, Regulation, or the like in the United Kingdom or elsewhere which is punishable by fine or other penalty and no notice or communication has been received with respect to any alleged, actual or potential violation of or failure to comply with, any of the same.

6.4	Litigation

6.4.1	Neither the Company nor any of its officers or agents nor any of its employees is engaged in or the subject of any litigation or arbitration administrative or criminal proceedings whether as plaintiff, defendant or otherwise, which adversely affects or is likely to have an adverse effect on the Company’s business and/or the ability of the Company or any purchaser to carry on the Company’s business in the same manner and to the same extent as previously carried on.

6.4.2	So far as the Warrantors are aware, no litigation or arbitration or administrative or criminal proceedings are pending or threatened or expected by or against the Company or any such officer, agent or employee; and so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such litigation or arbitration or administrative or criminal proceedings.

6.4.3	Neither the Company nor any of its officers or employees has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which is still in force.

6.5	Fair trading

6.5.1	No agreement, practice or arrangement carried on by the Company or to which the Company is or has in the 5 years prior to the date of this Agreement been a party:

(a)	is or has been the subject of an enquiry, complaint, investigation, reference or report under the Fair Trading Act 1973 (or any previous legislation relating to monopolies or mergers) or the Competition Act 1998 or constitutes an anti-competitive practice within the meaning of the 1998 Act; or

(b)	(so far as the Warrantors are aware) infringes Article 85 of the Treaty of Rome establishing the European Economic Community or constitutes an abuse of dominant position contrary to Article 86 of the said Treaty or infringes any regulation or other enactment made under Article 87 and/or Article 235 of the said Treaty or is or has been the subject of any enquiry, complaint, investigation or proceeding in respect thereof; or

(c)	(so far as the Warrantors are aware) infringes any other competition, restrictive trade practice, anti-trust, fair trading or consumer protection law or legislation applicable in any jurisdiction in which the Company has assets or carries on or intends to carry on business or in which the activities of the Company may have an effect.

6.6	Product liability

6.6.1	There is no claim in respect of Product Liability (as hereinafter defined) outstanding or threatened against or expected by the Company in relation to its business and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such claim. For this purpose “Product Liability” means a liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided by the Company in the course of its business on or prior to the date hereof.

6.6.2	So far as the Warrantors are aware, the Company has not manufactured, sold or supplied any product or service which:

(a)	is, was or will become, in any material respect, faulty or defective; or

(b)	does not comply in any material respect with any warranty or representation, express or implied, made by or on behalf of the Company in respect of it or with all laws, regulations, standards and requirements applicable to it; or

(c)	was sold or supplied on terms that the Company accepts an obligation to service or repair or replace such products after delivery.

6.6.3	So far as the Warrantors are aware, the Company has not received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 in relation to any of its products.

6.7	Inducements

No officer, agent or employee of the Company has paid any bribe (monetary or otherwise) or used any of the Company’s assets unlawfully to obtain an advantage for any person.

7.	The Company’s and Vendors’ solvency

7.1	Winding-up

No order has been made, petition presented or resolution passed for the winding up of the Company and no meeting has been convened for the purpose of winding up the Company. None of the Vendors is bankrupt, or the subject of any bankruptcy proceedings. The Company has not been a party to any transaction which could be avoided in a winding up.

7.2	Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the Company’s assets.

7.3	Compositions

The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

7.4	Insolvency

The Company is not insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company and the Company has not stopped paying its debts as they fall due.

7.5	Unsatisfied judgments

No distress, execution or other process been levied against the Company or action taken to repossess goods in the Company’s possession which has not been satisfied in full. No unsatisfied judgment is outstanding against the Company.

7.6	Floating charges

No floating charge created by the Company has crystallised and, so far as the Vendors are aware, there are no circumstances likely to cause such a floating charge to crystallise.

7.7	Analogous events

No event analogous to any of the foregoing has occurred in or outside England.

8.	The Company’s accounts and records

8.1	Books and records

To the extent required by section 221 of the Companies Act but not further or otherwise, all accounts, books, ledgers, financial and other records of whatsoever kind (“Records”) of the Company have been properly maintained on a consistent basis are up to date and in the possession and control of the Company and no notice or allegation that any of the records is incorrect or should be rectified has been received.

8.2	Accounts

The Audited Accounts:

8.2.1	were prepared in accordance with the requirements of all relevant statutes and accounting practices generally accepted in the United Kingdom at the time they were audited and commonly adopted by companies carrying on business similar to the Company’s (including all applicable Statements of Standard Accounting Practice and Financial Reporting Standards);

8.2.2	show a true and fair view of the assets and liabilities of the Company as at, and the profits of the Company for the accounting reference period ended on, the Balance Sheet Date;

8.2.3	are not affected by any unusual or non-recurring items;

8.2.4	in the case of consolidated financial statements, show a true and fair view of the state of affairs of the Company as a whole; and

8.2.5	apply bases and policies of accounting which have been consistently applied in the audited financial statements of the Company and in the audited consolidated financial statements for the three accounting reference periods ending on the Balance Sheet Date.

8.3	Management Accounts

The Management Accounts have been carefully prepared in accordance with accounting policies consistent with those used in preparing the Audited Accounts and on a basis consistent with the management accounts prepared in the preceding year. The cumulative profits, assets and liabilities of the Company stated in the Management Accounts have not been materially mis-stated and are not materially inaccurate and the Warrantors do not consider the Management Accounts misleading.

8.4	Returns

The Company has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered. All such documents delivered to the Registrar of Companies or to any other authority whatsoever, whether or not required by law, were true and accurate when so delivered and the Company has not received notification of the levy of any fine or penalty for non-compliance by the Company or any director of the Company.

9.	The Company’s Business and the effect of the sale

9.1	Business since the Balance Sheet Date

Since the Balance Sheet Date:

9.1.1	the Company has carried on its business in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business;

9.1.2	there has been no material deterioration on in the financial position, or turnover of the Company;

9.1.3	so far as the Warrantors are aware, there has been no significant event or occurrence (including, but not limited to the loss of any significant customer or supplier) which has had a material adverse affect on the Company’s business or its value or profitability;

9.1.4	the Company has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);

9.1.5	the Company has paid its creditors in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors and save as disclosed there are no debts outstanding by the Company which have been due for more than four weeks;

9.1.6	there has been no unusual change in the Company’s stock in trade or work in progress;

9.1.7	the Company has not entered into, or agreed to enter into, any commitment to acquire or dispose of on capital account any asset of a value in excess of £25,000 or any commitment involving expenditure by it on capital account;

9.1.8	no share or loan capital has been issued or agreed to be issued by the Company;

9.1.9	no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid in whole or part;

9.1.10	no substantial customer or supplier representing more than five per cent of sales or suppliers of any product or service of the Company has since the Balance Sheet Date:

(a)	ceased or reduced the level of its trade with or supplies to the Company or indicated an intention to do any of the foregoing; or

(b)	changed or indicated an intention to change the terms on which it is prepared to trade with or supply the Company.

9.2	Commission

No one is entitled to receive from the Company any finder’s fee, brokerage, or other commission in connection with this Agreement or the sale and purchase of shares in the Company.

9.3	Consequence of Share acquisition by the Purchaser

The acquisition of the Sale Shares by the Purchaser and compliance with the terms of this Agreement will not:

9.3.1	cause the Company to lose the benefit of any licence, consent, permit, approval or authorisation (public or private) or any right or privilege it presently enjoys or relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by the Company or to exercise any right whether under an agreement with the Company or otherwise;

9.3.2	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

9.3.3	give rise to or cause to become exercisable any right of pre-emption;

9.3.4	result in a breach of, or constitute a default under any provision of the memorandum or articles of association of the Company;

9.3.5	result in a breach of, or constitute a default under any order, judgement or decree of any court or government agency by which the Company is bound or subject; and

9.3.6	result in a breach of, or constitute a default under the terms, conditions or provisions of any agreement or instrument (including, but not limited to, any of the Company’s contracts)

and, to the best of the knowledge and belief of the Warrantors, the Company’s relationships with material, clients, customers, suppliers and employees will not be adversely affected thereby and the Warrantors are not aware of any circumstances (whether or not connected with the Purchaser or the sale of the Sale Shares hereunder) indicating that, nor have they been informed or are otherwise aware that any person who now has material business dealings with the Company would or might cease to do so from and after Completion.

9.4	Grants

The Company has not applied for or received any grant or other financial assistance from any supranational, national or local authority or government agency.

9.5	Insurances

9.5.1	Full particulars of all the insurance policies (including, without limitation, the limit and basis of cover under each policy and the amount of the applicable excess) in which the Company has an interest (the “Company’s Insurances”) are given in the Disclosure Letter.

9.5.2	All the Company’s Insurances are in full force and effect and will be maintained in full force without alteration pending Completion and all premiums have been paid on time. So far as the Vendors are aware, there are no circumstances which might lead to any liability under any of the Company’s Insurances being avoided by the insurers or the premiums being increased. The Company’s Insurances contain no special or unusual terms, restrictions or rates of premium. There is no claim outstanding under any of the Company’s Insurances nor is the Warrantors aware of any circumstances likely to give rise to a claim or of any circumstances which might cause any of the insurers to refuse to renew them.

9.6	Trading name

The Company does not trade under any name other than its corporate name.

9.7	Trade associations

Full particulars of all trade or business associations of which the Company is a member are set out in the Disclosure Letter, and the Company is now and has been at all material times in compliance in all material respects with the regulations or guidelines laid down by any such trade or business association.

9.8	Terms of business

True and complete copies of the standard terms upon which the Company carries on business or provides goods or services to any person are annexed to the Disclosure Letter and the Company does not provide and has not provided any goods or services to any person on terms which differ from its standard terms as so annexed.

10.	The Company’s assets

10.1 Assets and charges

10.1.1	Except for current assets disposed of by the Company in the ordinary course of its business, the Company is the owner legally and beneficially of and has good marketable title to all tangible assets included in the Audited Accounts and all tangible assets which have been acquired by the Company since the Balance Sheet Date and no Encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of the Company’s assets, undertaking, goodwill or uncalled capital and no claim has been made by any person that he is entitled to any such Encumbrance.

10.1.2	Since the Balance Sheet Date, save for disposals in the ordinary course of its business, the assets of the Company have been in the possession of, or under the control of, the Company.

10.1.3	No asset is shared by the Company with any other person. The Company does not require or depend for the continuation of its business or for the continuation of the method or manner or scope of operation of its business in the same way or manner or on the same basis as heretofore upon any assets, premises facilities or services of any other person.

10.1.4	No charge in favour of the Company is void or voidable for want of registration.

10.2	Debts

Save to the extent of the provision or reserve therefor contained or reflected in the Audited Accounts, any debts owed to the Company as recorded in the Company’s books and records are good and collectable in the ordinary course of business. The rights of the Company in respect of such debts are valid and enforceable and are not subject to any defence, right of set-off or counter-claim, withholding or other deduction and no act has been done or omission permitted whereby any of them has ceased or might cease to be valid and enforceable in whole or in part. No amount included in the Audited Accounts as owing to the Company at the Balance Sheet Date has been released for an amount less than the value at which it was included in the Audited Accounts or is now regarded by the Vendors as irrecoverable in whole or in part. The Company has not factored or discounted any of its debts or other receivables or agreed to do so.

10.3	Title retention

The Company has not acquired or agreed to acquire any material asset on terms that property therein does not pass until full payment is made.

10.4	Intellectual Property Rights

10.4.1	The Company is the sole legal and beneficial owner free from Encumbrances of the Listed Intellectual Property and (where such property is capable of registration) the registered proprietor thereof and (save for copyrights and unregistered design rights not included in the Listed Intellectual Property) owns no other Intellectual Property.

10.4.2	Save as may appear from the Listed Intellectual Property Agreements no person has been authorised to make any use whatsoever in the current course of business of any Intellectual Property owned by the Company.

10.4.3	Save as may appear from the Listed Intellectual Property Agreements all the Intellectual Property used by the Company is owned by it and it does not use any Intellectual Property in respect of which any third party has any right, title or interest.

10.4.4	So far as the Vendors are aware none of the processes or products of the Company infringes any Intellectual Property or any right of any other person relating to Intellectual Property or involves the unlicensed use of confidential information disclosed to the Company by any person in circumstances which might entitle that person to make a claim against the Company.

10.4.5	None of the Listed Intellectual Property is being used, claimed, applied for, opposed or attacked by any person.

10.4.6	The Vendors are not aware of any infringement of the Listed Intellectual Property or of any rights relating to it by any person.

10.4.7	There are no outstanding claims against the Company for infringement of any Intellectual Property or of any rights relating to it used (or which has been used) by the Company and during the last three years no such claims have been settled by the giving of any undertakings which remain in force. The Company has not received any actual or threatened claim that any of the Listed Intellectual Property is invalid nor is the Company aware of any reason why any patents should be amended.

10.4.8	The Company is not in breach of any of the material provisions of any of the Listed Intellectual Property Agreements.

10.4.9	All persons retained or employed by the Company who, in the course of their work for the Company will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with the Company whereby all Intellectual Property which such persons may bring into existence during their work for the Company vests in the Company and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the Company and its business.

10.4.10	The Company has duly complied and duly comply with all relevant requirements of the Data Protection Act 1984 and the Data Protection Act 1998 and any other relevant data protection related legislation and regulations (the “Data Protection Legislation”).

10.4.11	No individual has claimed, or will have the right to claim, compensation from the Company in respect of any non-compliance with any Data Protection

Legislation and the Company has not received any notice or allegation from either the Information Commissioner (previously the Data Protection Registrar), or a data subject, or any other competent authority alleging non-compliance with any Data Protection Legislation.

10.5	Computer Systems

10.5.1	The businesses of the Company is not dependent on any Hardware and Software or other information technology (including, without limitation, data storage and processing) facilities which are not under the exclusive ownership, operation or control of the Company.

10.5.2	None of the Hardware and Software, or the benefit of or right to use the Hardware and Software will be lost and no Hardware and Software will cease to be available to the Company on the same terms as they are currently made available as a result of the performance of this Agreement or this transaction.

10.5.3	The Hardware has been satisfactorily maintained and supported and has the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than 24 months notice.

10.5.4	There are no material defects relating to the Hardware and Software and the Hardware and Software have been and are being properly and regularly maintained. The Company has binding maintenance and support contracts in respect of all of the Hardware and Software.

10.5.5	The Company is validly entitled as owner, lessee or licensee to use each part of the Hardware and Software for all purposes necessary to carry on their businesses in the manner in which they are carried on at the date of this Agreement and according to any current plans for the future business and operations of the Company.

10.5.6	The Hardware and Software have adequate capability and capacity for the reasonable projected requirements of the Company for not less than two years following Completion for the processing and other functions required to be performed for the purposes of the business of the Company.

11.	Premises

11.1	Title to Premises

11.1.1	The particulars of the Premises shown in Schedule 7 are true and correct. No member of the Group has any other interest in land and does not occupy any other land or premises and has not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

11.1.2	The owner of the Premises shown in Schedule 7 is solely legally and beneficially entitled to and is possessed of the unexpired residue of the term granted and has exclusive occupation of such Premises.

11.1.3	The Premises is held free from any mortgage or charge (whether legal or equitable, fixed or floating), Encumbrance, lease, sub-lease, tenancy, licence or right of occupation, rent charge, exception, reservation, easement, quasi-easement or privilege (or agreement for any of the same) in favour of a third party.

11.1.4	The lease under which the Premises are held are valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

11.1.5	There are appurtenant to the Premises all rights and easements necessary for its current use and enjoyment (without restriction as to time or otherwise) and the access for the Premises is over roads adopted by the local authority and maintained at public expense.

11.1.6	No member of the Group has entered into positive covenants or personal obligations (whether in a conveyance, transfer or assignment to it or otherwise) neither does it have any personal rights under which it has any subsisting liability (whether actual or contingent).

11.2	Matters affecting Premises

11.2.1	The Premises or any part thereof is not affected by any of the following matters or is to the knowledge of the Vendors likely to become so affected:

(a)	any outstanding dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects or might in the future affect the use of any of the Premises for the purpose for which it is now used (the “current use”) or which affects or might in the future affect the value of the Premises;

(b)	any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment thereof; or

(c)	any outgoings except uniform business rates and water rates.

11.2.2	All restrictions, conditions and covenants (including any imposed by or pursuant to any lease, sub-lease, tenancy or agreement for any of the same and whether the Company is the landlord or tenant thereunder and any arising in relation to any superior title) affecting any of the Premises have been observed and performed and no notice of any breach of any of the same has been received or is to the Vendors’ knowledge likely to be received.

11.2.3	In relation to any lease, sub-lease, tenancy or agreement for any of the same under which the Company is the landlord:

(a)	the rents collected by the Company have not exceeded the sums lawfully recoverable;

(b)	no forfeiture proceedings have been taken or are contemplated;

(c)	no notice has been served by the Company which is still outstanding;

(d)	no works have been carried out which could give rise to a claim against the Company for compensation or which would have to be disregarded on any rent review;

(e)	all consents and conditions contained therein have been observed and performed to date; and

(f)	brief details of such leases, sub-leases, tenancies or agreements for any of the same are set out in Schedule 7 and such details are true and correct.

11.2.4	None of the Premises is used for any purpose other than the current use specified for each Premises in Schedule 7.

11.2.5	Where the interest of the Company in any of the Premises is leasehold, there is no right for the landlord to determine the lease except in the event of non-payment of rent or other breach of covenant by the tenant.

11.2.6	All replies by or on behalf of the Vendors or the Company to enquiries relating to any of the Premises made by or on behalf of the Purchaser were when given and are now true and correct.

11.3	Outstanding Premises liabilities

Except in relation to the Premises, the Company has no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land or premises or an interest in land or premises, including, without limitation, leasehold premises assigned or otherwise disposed of.

12.	The Company’s contracts

12.1	No other contracts

There are not in force in relation to the Company’s business, assets or undertaking any agreements, undertakings, understandings, arrangements or other engagements, whether written or oral, to which any of the Vendors or any person connected with any of them is a party or of which it has the benefit or to which it is otherwise subject, the benefit of which would be required to be assigned to or otherwise vested in the Company to enable the Company to carry on its business and/or to enjoy all the rights and privileges attaching thereto and/or to any of its assets and undertaking in the same manner and scope and to the same extent and on the same basis as the Company has carried on business or enjoyed such rights prior to the date hereof.

12.2	The Company’s contracts

Each of the Company’s contracts is valid and binding and no notice of termination of any such contract has been received or served by the Company.

12.3	Contractual arrangements

The Company is not a party to or subject to any agreement which:

12.3.1	is of six months or greater duration or is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken; or

12.3.2	is known by the Warrantors or by the Company to be likely to result in a loss to the Company on completion of performance; or

12.3.3	(so far as the Warrantors are aware) cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or

12.3.4	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature; or

12.3.5	requires the Company to pay any commission, finder’s fee, royalty or the like; or

12.3.6	involves liabilities which may fluctuate in accordance with an index or rate of currency exchange or interest or movements in the price of any securities or commodities; or

12.3.7	is a contract for the supply of assets to the Company on hire, lease, hire purchase, credit or deferred payment terms; or

12.3.8	is dependent on the guarantee or covenant of or security provided by any other person; or

12.3.9	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

12.3.10	is a contract for the sale of shares or assets comprising a business undertaking which contains warranties or indemnities under which the Company still has a remaining liability or obligation; or

12.3.1l	can be terminated as a result of any change in the underlying ownership or control of the Company, or would be materially affected by such change; or

12.3.12	is in any way otherwise than in the ordinary course of the Company’s business.

12.4	Substantial or significant contracts

No contract, agreement, transaction, obligation, commitment, understanding, arrangement or liability entered into by the Company and now outstanding or unperformed involves any of the following:

12.4.1	obligations on the part of the Company which will cause or are likely to cause the Company to incur expenditure or an obligation to pay money in excess of £50,000; or

12.4.2	obligations on the part of the Company to purchase any specified minimum quantity or any specified minimum percentage of its total requirement for stock in trade from any one supplier.

12.5	Defaults

12.5.1	Neither the Company nor, so far as the Warrantors are aware, any other party to any agreement with the Company is in default thereunder, and the Company is not aware of any invalidity or grounds for termination, avoidance, rescission or repudiation of any agreement to which the Company is a party which, in any such case, would be material in the context of the financial or trading position of the Company nor, so far as the Warrantors are aware, are there any circumstances likely to give rise to any such event.

12.5.2	Full details of any customers (or any persons to whom the Company in the course of business has supplied goods and services in the 12 months ending on the date hereof) who have defaulted (or who are believed by the Company to be likely to default) in any material respect in the payment when due of any monies to the Company are specified in the Disclosure Letter.

12.6	Sureties

No Vendor nor any third party has given any guarantee of or security for, any overdraft loan, loan facility or off-balance sheet financing granted to the Company nor has the Company given any guarantee of or security for any overdraft loan, loan facility or off-balance sheet financing granted to any of the Vendors or any person connected with any of them and there is not now outstanding in respect of the Company any guarantee or warranty or agreement for indemnity or for suretyship given by or for the accommodation of the Company or in respect of the Company’s business.

12.7	Powers of attorney

No power of attorney given by the Company (other than to the holder of an encumbrance solely to facilitate its enforcement) is now in force. No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business, and the Vendors are not aware of any person purporting to do so.

12.8	Insider contracts

12.8.1	There is not outstanding, and there has not at any time during the last three years been outstanding, any agreement or arrangement to which the Company is a party and in which

(a)	any of the Vendors;

(b)	any person beneficially interested in the Company’s share capital;

(c)	any Director of the Company ;

(d)	any person connected with any of them;

is or has been interested, whether directly or indirectly.

12.8.2	The Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

12.8.3	All costs incurred by the Company have been charged to the Company and not borne by any of the Vendors or any person connected with any of them or any other person.

12.9	Debts

There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business, nor has the Company lent any money which has not been repaid.

12.10	Options and guarantees

The Company is not a party to any option or pre-emption right, and it has not given any guarantee, suretyship, comfort letter or any other obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or in the performance of any obligation of any other person.

12.11	Tenders, etc.

No offer, tender, or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person and the Company is not in negotiations with, nor has it put proposals forward or entered into discussions with any customer or supplier for the renewal of any existing business or acquisition of any new business other than in the ordinary course of business.

12.12	Documents

All title deeds and agreements to which the Company is a party and other documents owned by or which ought to be in the possession or control of the Company are in the possession or control of the Company and are properly stamped and are free from any encumbrance.

13.	The Company and its bankers

13.1	Borrowings

The total amount borrowed by the Company from its bankers does not exceed its facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

13.2	Continuance of facilities

Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are given in the Disclosure Letter and true and correct copies of all documents relating thereto are annexed to the Disclosure Letter and neither the Vendors nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

13.3	Off-balance sheet financing

The Company has not engaged in any borrowing or financing not required to be reflected in the Audited Accounts.

13.4	Bank accounts

Full and accurate particulars of all the bank and deposit accounts of the Company and of the credit or debit balances on such accounts as at a date (the “Statement Date”) not more than seven days before the date of this Agreement are given in the Disclosure Letter. Since the Statement Date there have been no payments out of any such accounts except for routine payments in the ordinary course of the Company’s business and the balances on such accounts are not now substantially different from the balances shown as at the Statement Date.

14.	Directors and Employees

14.1	Directors

The Disclosure Letter shows the full names of and offices held by each person who is a director of the Company and no other person is a director or shadow director of the Company.

14.2	Employees

14.2.1	The individuals, details of whom are set out in the Disclosure Letter (the “Employees”) are all employed by the Company at the date of this Agreement. There are no other individuals employed by the Company at the date of this Agreement.

14.2.2	All contracts of service of any of the Employees (including for these purposes the directors referred to in paragraph 14.1) are terminable on not more than three months notice without compensation (other than compensation, payable in accordance with the Employment Rights Act 1996).

14.2.3	The particulars shown in the Disclosure Letter show true and complete details of the names, ages and lengths of continuous service of all of the Employees and by reference to each of the Employees remuneration payable and other benefits provided by the Company or which the Company is bound to provide (whether now or in the future) to each category of the Employees at Completion or any person connected with any such person and (without limiting the generality of the foregoing) include particulars of all profit sharing, incentive, bonus, commission arrangements and any other benefit to which any such category of the Employees is entitled or which is regularly provided or made available to them (including details of their notice period and their entitlement to holiday) in any case whether legally binding on the Company or not.

14.2.4	There are no subsisting contracts for the provision by any person of any consultancy services to the Company.

14.2.5	None of the Employees has given notice terminating his contract of employment.

14.2.6	None of the Employees is under notice of dismissal or has any outstanding dispute with the Company in connection with or arising from his employment nor is there any liability outstanding to such persons except for remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid.

14.2.7	During the period of six months ending with the execution of this Agreement the Company has not directly or indirectly terminated the employment of any person employed in or by the Company.

14.2.8	None of the Employees belongs or has belonged at any material time to an independent trade union recognised by the Company.

14.2.9	There are no employee representatives representing all or any of the Employees.

14.2.10	The Company has complied with all of its statutory obligations to inform and consult appropriate representatives as required by law.

14.2.11	There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the Employees more generous than the statutory redundancy requirements.

14.2.12	All plans for the provision of benefits to the Employees comply in all respects with all relevant statutes, regulations and other laws and all necessary consents in relation to such plans have been obtained and all governmental filings in relation to such plans have been made.

14.2.13	There are no loans owed by any of the Employees to the Company.

14.2.14	Since the Balance Sheet Date, no change has been made in (i) the rate of remuneration, or the emoluments or pension benefits or other contractual benefits, of any officer of the Company or any of the Employees or (ii) the terms of engagement of any such officer or any of the Employees.

14.2.15	The Company is not under any present or future liability to pay to any of the Employees or to any other person who has been in any manner connected with the Company any pension, superannuation allowance, death benefit, retirement gratuity or like benefit or to contribute to any life assurance scheme, medical insurance scheme, or permanent health scheme and the Company has not made any such payments or contributions on a voluntary basis nor is it proposing to do so.

14.2.16	There is no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Employees.

14.2.17	None of the Employees will become entitled by virtue of their contract of service to any payment or enhancement in or improvement to their remuneration, benefits or terms and conditions of service only by reason of the execution of this Agreement or of completion of the sale and purchase under or pursuant to this Agreement.

14.2.18	The Company has not in the last 12 months, entered into any informal or formal agreement to amend or change the terms or conditions of employment of any of the officers of the Company or any of the Employees (whether such amendment or change is to take the effect prior to or after Completion).

14.3	Service contracts

Copies of the current service contracts with the Warrantors are attached to the Disclosure Letter. There is not outstanding any contract of service between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation (other than any compensation payable by statute) on not more than three months notice given at any time.

14.4	Disputes with Employees

There is no:

14.4.1	outstanding or threatened claim by any person who is now or has been an employee of the Company or any dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by the Company or of any circumstances likely to give rise to any such dispute;

14.4.2	industrial action involving any employee, whether official or unofficial, currently occurring or threatened; or

14.4.3	industrial relations matter which has been referred to ACAS or any similar governmental agency in the applicable jurisdiction for advice, conciliation or arbitration.

SCHEDULE 5 - Tax

1.	Interpretation

In this Schedule, where the context admits:

“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;

“value added tax” and “VAT”	mean value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating it;

references to income or profits or gains earned, accrued or received shall include income or profits or gains treated as earned, accrued or received for the purposes of any legislation; and

references to the “Company” include each of the Subsidiaries.

2.	Taxation warranties and representations

The Warrantors hereby severally warrant and represent to and for the benefit of the Purchaser in the terms set out in the following paragraphs of this Schedule 5.

3.	General taxation matters

3.1	Residence

The Company is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated. No Company is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

3.2	Tax provisions

Full provision or reserve has been made in the Audited Accounts for all Tax liable to be assessed on the Company, whether actual, deferred, contingent or disputed, or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before the Balance Sheet Date and any event on or before the Balance Sheet Date including distributions made down to such date or provided for in the Audited Accounts and full provision has been made in the Audited Accounts for deferred Tax calculated in accordance with generally accepted accounting principles.

3.3	Returns

The Company has properly and punctually made all returns and provided all information required for Tax purposes and none of such returns is disputed by the Inland Revenue or any other authority concerned (in the United Kingdom or elsewhere) and the Vendors are not aware that any dispute is likely, or that any event has occurred which would or might give rise to a payment under the Tax Deed.

3.4	Payment of Tax

The Company has duly and punctually paid all Tax which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Tax and has not paid any Tax which it was and is not properly due to pay.

3.5	Audits

The Company has not in the last six years received any visit or inspection from any Tax authority.

3.6	Special arrangements and concessions

No Tax authority has operated or agreed to operate any special arrangements (being arrangements which are not based on relevant legislation or any published practice) in relation to the Company’s affairs.

4.	Distributions and payments

4.1	Distributions

4.1.1	No distribution within the meaning of ss.209, 210 and 212 Taxes Act 1988 has been made by the Company except dividends shown in its audited accounts nor is the Company bound to make any such distribution.

4.1.2	No securities (within the meaning of s.254(l) Taxes Act 1988) issued by the Company and remaining in issue at the date hereof were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under s.209(2)(e)(iii) Taxes Act 1988.

4.1.3	The Company has not made or received any distribution which is an exempt distribution within s.213 Taxes Act 1988.

4.1.4	The Company has not received any capital distribution to which the provisions of s189 TCGA 1992 could apply.

4.1.5	The Company has not issued any share capital, nor granted options or rights to any person which entitles that person to require the issue of any share capital to which the provision of s.249 Taxes Act 1988 could apply.

4.2	Payments under deduction

All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company has (if required by law to do so) provided certificates of deduction to such person and accounted to the Inland Revenue for the Tax so deducted.

4.3	Payments and disallowances

No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an obligation to pay in the future are wholly or partially disallowable as deductions or charges in computing profits for the purposes of corporation tax.

5.	Losses

5.1	Group relief

The Disclosure Letter contains particulars of all arrangements and agreements relating to group relief to which the Company is or has been a party and:

5.1.1	all claims by the Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;

5.1.2	the Company has not made nor is liable to make any payment under any such arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax and equivalent to the Tax for which the Company would have been liable had it not been for the surrender; •

5.1.3	the Company has received all payments due to it under any such arrangement or agreement for surrender of group relief made by it and no such payment is liable to be repaid; and

5.1.4	save in respect of this Agreement, there have not been in existence in relation to the Company any such arrangements as are referred to in s.410 Taxes Act 1988.

5.2	Tax losses

There has not within the three years preceding the date hereof been a major change in the business of the Company within the meaning of s.768 Taxes Act 1988.

6.	Close Companies

6.1	Close company

The Company is not and has not been within the last six years a close company within s.414 Taxes Act 1988.

7.	Anti-avoidance

7.1	Treasury Consent

The Company has not without the prior consent of the Treasury been a party to any transaction for which consent under s.765 Taxes Act 1988 was required. Where such consent would have been required but for the provisions of s.765A(l) Taxes Act 1988, the Company has complied in full with the requirements of The Movements of Capital (Required Information) Regulations 1990 and a copy of the notification required pursuant thereto is annexed to the Disclosure Letter.

7.2	Anti-avoidance

7.2.1	The Company has not at any time entered into or been a party to a transaction or series of transactions either:

(a)	containing steps inserted without any commercial or business purpose or

(b)	being transactions to which any of the following provisions could apply:

ss. 703, 730, 739, 770A, 774, 776, 779, 780, 781 or 786 Taxes Act 1988

without in the appropriate cases, having received clearance in respect thereof from the Inland Revenue.

7.2.2	The Company has never been requested to furnish information pursuant to notices served under ss. 745 or 778 Taxes Act 1988.

8.	Capital Assets

8.1	Base values

8.1.1	The Disclosure Letter contains full and accurate particulars of:

(a)	the extent to which the book value of an asset or a particular class of assets as shown in the Audited Accounts is in excess of either:

(1)	the amount falling to be deducted under s.38 TCGA 1992 from the consideration receivable on a disposal of that asset, or

(2)	the balance of the qualifying expenditure attributable to that asset or pool of assets, as the case may be, brought forward into the accounting period in which Completion will occur and save to the extent disclosed, no such excess exists; and

(b)	the extent to which provision for Tax in respect of such excess has been made in the Audited Accounts.

8.1.2	No election under s.35 TCGA 1992 is in effect in relation to the Company and full particulars are given in the Disclosure Letter of the first relevant disposal for the purposes of the said s.35.

8.1.3	The Disclosure Letter contains full and accurate particulars of all assets held by the Company on or after 6 April 1988 in respect of which relief is or would be available under Schedule 4 TCGA 1992 upon disposal.

8.2	Roll-over relief

The Disclosure Letter contains full and accurate particulars of all claims made by the Company under ss.152 to 156, s.158, ss.242 to 245, s.247 or s.248 TCGA 1992 and no such claim or other claim has been made by any other person (in particular pursuant to s.165 or s.175 TCGA 1992) which affects or could affect the amount or value of the consideration for the acquisition of any asset by the Company taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal.

8.3	Pre-entry losses

The Company has no pre-entry losses falling within paragraph 1 (2)(a) or (b) Schedule 7A TCGA 1992.

8.4	Depreciatory transactions

No loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by virtue of any depreciatory transaction within the meaning of s.176 and s.177 TCGA 1992 nor is any expenditure on any share or security liable to be reduced under s.125 TCGA 1992.

8.5	Connected party and intra-group transactions

8.5.1	The Company has not disposed of or acquired any asset to or from any person connected with it within s.839 Taxes Act 1988 or in circumstances such that the provision of s.17 TCGA 1992 could apply to such disposal or acquisition.

8.5.2	The Company has not acquired any asset (past or present) from any other company then belonging to the same group of companies as the Company within the meaning of s.170(2) to (14) TCGA 1992.

8.5.3	The Company has not made, and is not entitled to make, a claim pursuant to s.l72 TCGA 1992.

8.6	Group reconstructions

The Company has not been party to any scheme of reconstruction or reorganisation to which the provisions of s.139 TCGA 1992, s.703 Taxes Act 1988 or to which s.343 Taxes Act 1988 could apply.

9.	Taxation of employees and agents

9.1	P.A.Y.E.

The Company has properly operated the Pay As You Earn system, deducting tax as required by law from all payments to or treated as made to employees and ex-employees of the Company and punctually accounted to the Inland Revenue for all tax so deducted and all returns required pursuant to s.203 Taxes Act 1988 and regulations made thereunder have been punctually made and are accurate and complete in all respects.

9.2	Benefits for employees

9.2.1	The Company has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

9.2.2	The Company has not issued any shares in the circumstances described in s.77(l) and has complied with s.85 Finance Act 1988.

9.2.3	The Company has not made any payment to which s.313 Taxes Act 1988 applies.

9.3	National insurance

The Company has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

10.	Stamp Duties

10.1	Stamp Duty

The Company has duly paid or has procured to be paid all stamp duty, including any interest or penalties, on documents to which it is a party or in which it is interested and which are liable to stamp duty.

10.2	Stamp duty reserve tax

The Company has made all returns and paid all stamp duty reserve tax, including any interest or penalties, in respect of any transaction in securities to which it has been a party or in respect of which it is liable to account for stamp duty reserve tax.

11.	Value Added Tax

11.1	Compliance

The Company has complied with all statutory provisions and regulations relating to value added tax and has duly paid or provided for all amounts of value added tax for which the Company is liable.

11.2	Taxable supplies

All supplies made by the Company are taxable supplies and the Company is not and will not be denied credit for any input tax by reason of the operation of s.26 Value Added Tax Act 1994 and regulations made thereunder.

11.3	Input tax

All input tax for which the Company has claimed credit has been paid by the Company in respect of supplies made to it relating to goods or services used or to be used for the purpose of the Company’s business.

11.4	VAT groups

The Company is not and has not been, for value added tax purposes a member of any group of companies (other than that comprising SSL alone) and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any value added tax chargeable against some other company except where that other company is a Subsidiary.

11.5	Offences

The Company has not committed any offence contrary to s.60 or s.72 Value Added Tax Act 1994, nor has it received any penalty liability notice pursuant to s.64(3), surcharge liability notice pursuant to s.59, or written warning issued pursuant to s.76(2) of that Act.

11.6	Security

The Company has not been required to give security under paragraph 4 Schedule 11 Value Added Tax Act 1994.

11.7	Capital goods scheme

The Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:

11.7.1	the identity (including in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

11.7.2	the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

11.8	Group Companies

The Company has not been treated as a member of a group of companies, nor has it been connected or otherwise associated with any company, in each case (i) with the exception of SSL and Kiosk and (ii) for any UK tax purpose since 11 May 2001.

SCHEDULE 6 - Pensions

1.	Interpretation

1.1	Definitions

In this Schedule, where the context admits “Relevant Employee” means any past or present employee of the Company or of any predecessor to all or part of its business.

1.2	Employees

References in this Schedule to employees include directors.

2.	Warranties and representations

The Warrantors hereby severally warrant to and for the benefit of the Purchaser in the following terms:

2.1	No other arrangements

Save for contributions made by the Company equivalent to 5 per cent, of basic gross salaries into Employees’ individual personal pension schemes (the “Pension Arrangements”), the Company is not and has never been a party to nor participates in and has never participated in nor contributes nor has ever contributed to any scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment after cessation of employment with the Company of medical expenses) for any Relevant Employee or for the widow, widower, child or dependant of any Relevant Employee.

2.2	No assurances etc

The Company:

2.2.1	has not given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described in paragraph 2.1, or

2.2.2	is not paying and has not in the last two years paid any such benefit,

to (in either case) any Relevant Employee or to any widow, widower, child or dependant of any Relevant Employee.

2.3	All details disclosed

All details relating to the Pension Arrangements are contained in or annexed to the Disclosure Letter.

2.4	Contributions and expenses

Contributions under the Pension Arrangements are not paid in arrears and all contributions and other amounts which have fallen due for payment have been paid punctually and are up to date. No fee, charge or expense relating to or in connection with the Pension Arrangement has been incurred but not paid.

SCHEDULE 7 - Particulars of Premises

Leasehold Premises

Demised Premises	Registered Proprietor	Title Number	Date of and parties to lease	Term	Current principal yearly rent	Current use	Details of any tenancy to which the Premises is subject (or any agreement for such tenancy)
Unit 5H Langley Business Centre, 11-49 Station Road, Langley, Berkshire SL3 8YT	N/A	N/A	13 May 2003, Allied Dunbar Assurance Plc and SSL	13 May 2003 to March 2015	£147,153	B1 offices	Tenant is SSL

Sub-Let Premises

Demised Premises	Present Tenant	Date of and parties to lease	Term	Current principal yearly rent	Current use	Details of any tenancy to which the Premises is subject (or any agreement for such tenancy)
Unit 5H Langley Business Centre, 11-49 Station Road, Langley, Berkshire SL3 8YT	Mediabright Limited (“Mediabright”)	8 December 2000 between SSL and Mediabright

SCHEDULE 8 - Vendors Protection

1.	Relevant Claims

In this Schedule, “Relevant Claim” means any claim under this Agreement for breach of the Warranties; references to the “Warrantors” shall include reference to the Covenantors unless expressly stated otherwise; “Tax Claim” means a claim under the Tax Deed.

2.	Financial Limits

The aggregate liability of the Warrantors under this Agreement in respect of breaches of the Warranties, or the Tax Deed, shall be limited to the value of the Deferred Consideration as may be due to the Warrantors (to the extent that it becomes payable) and if the Purchaser has made a Relevant Claim or Relevant Claims no later than the Deferred Consideration Payment Date, the Purchaser shall be entitled to retain such amount of the Deferred Consideration, as may be due to the Warrantors, as equals the amount claimed in respect of the Relevant Claim until settlement or otherwise of the Relevant Claim.

3.	Thresholds

The Warrantors shall not be liable in respect of a Relevant Claim or a Tax Claim unless:

3.1	the liability of the Warrantors in respect of that Relevant Claim or a Tax Claim (and all other Relevant Claims or Tax Claims arising out of or related to the same or similar subject matter) exceeds £2,000 in aggregate; and

3.2	the aggregate liability of the Warrantors in respect of all Relevant Claims and/or Tax Claims exceeds £10,000 in aggregate in which case the Vendors shall be liable for the whole amount and not merely the excess over £10,000.

4.	Time limits

4.1	The Warrantors shall have no liability in respect of any Relevant Claim unless the Purchaser shall have given notice in writing to the Vendors of such claim specifying (in reasonable detail so far as then known to the Purchaser) the matter which gives rise to the claim, the nature of the claim and (if known) the amount claimed in respect thereof not later than 31 March 2005 (“the Notice”).

4.2	The liabilities of the Warrantors shall absolutely determine if proceedings in respect of a Relevant Claim shall not have been commenced within six month of the service of Notice PROVIDED THAT such time limit shall not start to run in respect of an unquantifiable or contingent claim until such claim ceases to be unquantifiable or contingent.

4.3	Without prejudice to the provisions of sub-clause 4.1 and 4.2 the Purchaser shall in any event give reasonable detail of any matters of which it becomes aware that might constitute a Relevant Claim or a Tax Claim.

4.4	The Warrantors shall have no liability in respect of a Tax Claim unless it is brought before the 7th anniversary of this Agreement.

5.	No duplication of recovery

5.1	No double recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

5.2	Claims under Warranties or Tax Deed

In the event that the Purchaser is entitled to claim under the Tax Deed or under the Warranties contained in Schedule 4 or Schedule 5 in respect of the same subject matter, the Purchaser may claim under either or both but payments under the Tax Deed shall pro tanto satisfy and discharge any claim which is capable of being made under the Warranties contained in Schedule 4 or Schedule 5 in respect of the same subject matter and vice versa.

6.	Relevance of limitations in circumstances of fraud etc

The provisions of this Schedule 8 shall not apply in respect of a Relevant Claim if it is (or the delay in the discovery of which is) the consequence of fraud, wilful misconduct or wilful concealment by any of the Warrantors.

7.	Release from liability

7.1	The Warrantors shall have no liability (or such liability shall be reduced) in respect of any Relevant Claim:

7.1.1	to the extent that provision or reserve in respect of such liability was made or reflected in the Audited Accounts (including any provision or reserve made in respect of deferred Tax) or referred to in the notes thereto or to the extent that payment or discharge of such claim has been taken into account in the Audited Accounts;

7.1.2	to the extent that such liability arises or is increased as a result of a change or changes in tax rates or in legislation made after the date of this Agreement (whether relating to taxation or otherwise) or the change or withdrawal after the date of this Agreement of any previously published practice or concession of any tax authority with retrospective effect;

7.1.3	to the extent that such liability would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company or SSL after Completion otherwise than in the ordinary course of business of such company as such business is conducted at Completion;

7.1.4	to the extent that such liability arises as a result of transactions in the ordinary course of business of the Company or SSL after the Balance Sheet Date but on or before Completion;

7.1.5	which would not have arisen but for a cessation of trade, or a change in the nature or conduct of the trade, by the Company or SSL on or after the date hereof;

7.1.6	to the extent that such liability arises by virtue of any disclaimer or disallowance of industrial building or other capital allowances or other transaction by the Company or SSL after Completion which has the effect of increasing the liability of the Company for tax in respect of any period ending on or before the Balance Sheet Date;

7.1.7	to the extent that the liability arises or is increased in consequence of any failure by the Purchaser to comply with, or failure to procure the compliance of the Company or SSL with, any of their respective obligations under this Agreement or Schedule 10;

7.1.8	to the extent that such liability arises in respect of Valued Added Tax (“VAT”) and duties relating to supplies made and imports received, the liability for which has been incurred in the ordinary course of the business of the Company or SSL;

7.1.9	to the extent that such liability results from or is increased by the change of the accounting reference date of the Company or SSL on Completion or any subsequent change thereafter or by any change in the accounting policies of the Company or SSL or the basis upon which the Company or SSL values its assets after Completion or the payment of any unusual or abnormal dividend; and

7.1.10	to the extent that such liability would not have arisen or would have been reduced or eliminated but for a failure in the part of the Company or SSL to make any claims, election, surrender or disclaimer or give any notice or consent to do anything after Completion, the making, giving, or doing of which was taken into account in the Audited Accounts.

8.	Common Law duty to mitigate

Nothing in this schedule shall derogate from the Purchaser’s and the Warrantors’ obligations to mitigate any loss which it may suffer in consequence of a breach of the Warranties.

9.	Recovery from Third Parties

9.1	Where the Purchaser and/or the Company or SSL is or is likely to be entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties then the Purchaser shall procure that reasonable steps are taken to enforce such recovery.

9.2	Where an amount in discharge of a Relevant Claim is recovered from a third party, then either the amount payable by the Warrantors in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it incurred by the Purchaser and any Tax payable by the Purchaser or the Company as a result of its receipt) or (if an amount shall already have been paid by any of the Vendors in respect of that claim) there shall be repaid to the Vendors an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery incurred by the Purchaser and any Tax payable by the Purchaser or the Company as a result of its receipt) or (if less) the amount of such payment.

9.3	Without prejudice to the generality of paragraphs 9.1 and 9.2 above, the provisions of paragraphs 9.1 and 9.2 shall apply where the Company or SSL is entitled to recover from its insurers (in respect of insurance effected on or before the Completion Date) any sum in respect of any matter giving rise to a claim under the Warranties.

10.	Effect of Taxation

The amount of any claim for breach of the Warranties and/or under the Tax Deed shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim is made.

11.	Conduct of Relevant Claims

11.1	The Warrantors shall be afforded every opportunity at their expense of resisting in the name of the Company and/or SSL any claims against the Company and/or SSL which might constitute or result in a Relevant Claim the Warrantors shall (if they so require) be allowed to have the conduct of any negotiations, proceedings or appeals incidental thereto. The Purchaser shall and shall procure that the Company shall inter alia;

11.1.1	as soon as possible after circumstances have come to its or their notice which will or may give rise to a Relevant Claim give to the Warrantors by written notice details of such circumstances and such claim and will thereafter keep the Warrantors fully informed of all material developments relating to such circumstances and Relevant Claim;

11.1.2	if so required by the Warrantors, take all reasonable steps to avoid, resist, appeal, compromise or defend any Relevant Claim and any adjudication in respect thereof and for this purpose take all appropriate proceedings in the name of the Company or SSL (but subject to the Company or SSL being indemnified by the Warrantors against all losses, charges, costs, damages and expenses that may be incurred in connection therewith);

11.1.3	provide assistance to enable the Warrantors to avoid, resist, appeal, compromise or defend any Relevant Claim such assistance to be provided without charge to the Purchaser;

11.1.4	take (or procure that the Company and SSL shall take) all reasonable steps necessary to mitigate any loss in relation to any such action or Relevant Claim.

11.2	The Purchaser shall procure that the Company shall not admit liability in respect of or compromise or settle any matter which might constitute a breach of the Warranties without the prior written consent of the Warrantors such consent not to be unreasonably withheld or delayed.

12.	Rescission

The Purchaser hereby irrevocably waives all rights to rescind this Agreement whether such rights arise under statute, law or otherwise on any grounds including grounds that a representation made or deemed to be made in this Agreement or in the negotiations preceding this Agreement was untrue or incorrect in any respect and each of the Warrantors and the Purchaser represents to the Warrantors that the foregoing provisions of this paragraph in the context of that transactions contemplated by this Agreement are reasonable.

13.	Reduction in Consideration

Any amount payable by the Warrantors to the Purchaser in satisfaction of any claim made under the Warranties or under the Tax Deed shall be treated as a reduction by that amount of the purchase price.

14.	Effect of Assignment

If the benefit of the Warranties or Schedule 10 is assigned, the liability of the Warrantors shall be no greater than it would have been if the Purchaser had remained the owner of the Shares and had retained the benefit of the Warranties and/or Schedule 10.

15.	Purchaser’s Warranties

The Purchaser warrants and represents to the Warrantors (upon which warranty and representation the Warrantors are relying in entering into this Agreement) that (save as disclosed in the Disclosure Letter) it is not aware as at the date of this Agreement of any fact, matter or circumstance which constitutes a breach of the Warranties or which might give rise to a Tax Claim.

16.	Pre-Acquisition

The Purchaser shall not be entitled to make a claim against the Warrantors in respect of any matter which concerns an act or omission occurring before 11 May 2001.

SCHEDULE 9

Part I - Calculation of the Earn Out

Multiple	£ 800,000	£ 1,000,000	£ 1,200,000	£ 1,400,000	£ 1,600,000	£ 1,800,000	£ 2,000,000	£ 2,200,000	£ 2,400,000	£ 2,600,000	£ 2,800,000
4.0			—	—	—	—	—	—	—	—	—
4.0	—	—	—	—	—	—	19,975	59,975	99,975	139,975	179,975
4.0	(60,025)	19,975	99,975	179,975	259,975	339,975	419,975	499,975	579,975	659,975	739,975
4.0	80,775	195,975	311,175	426,375	541,575	656,775	771,975	887,175	1,002,375	1,117,575	1,232,775
4.0	259,975	419,975	579,975	739,975	899,975	1,059,975	1,219,975	1,379,975	1,539,975	1,699,975	1,859,975

Amount shown is net of Loan Notes and Bank of Scotland Note

Example is the EBITDA percentage used demonstrate contingent payment, EBITDA defined as Earnings before Interest, Taxes, Depreciation and Amortization

A multiple of 4x is used for any positive EBITDA

Formula for the Earnout referenced in section 1 of this letter:

The Company’s Earnings before interest, taxes, depreciation and amortization (EBITDA) multiplied by 4 and minus £300,000 and minus £80,025

Calculation of Loan Note Repayment

Multiple	£ 800,000	£ 1,000.000	£ 1,200,000	£ 1,400,000	£ 1,600,000	£ 1,800,000	£ 2,000,000	£ 2,200,000	£ 2,400,000	£ 2,600,000	£ 2,800,000
4.0	16,000	20,000	24,000	28,000	32,000	36,000	40,000	44,000	48,000	52,000	56,000
4.0	24,000	30,000	36,000	42,000	48,000	54,000	60,000	66,000	72,000	78,000	80,025
4.0	32,000	40,000	48,000	56,000	64,000	72,000	80,000	80,025	80,025	80,025	80,025
4.0	64,000	80,000	80,025	80,025	80,025	80,025	80,025	80,025	80,025	80,025	80,025
4.0	80,025	80,025	80,025	80,025	80,025	80,025	80,025	80,025	80,025	80,025	80,025

For positive EBITDA, the loan notes are redeemed at 4x EBITDA up to the amount of the loan notes

A multiple of 4x is used for any positive EBITDA

55.

Part II - The 2004 Earn-Out Accounts Pack and 2004 EBITDA Certificate

1.	Definitions

In this Schedule the following expressions shall have the following meanings:

“Disagreement Notice”	means a written notice given by the Vendors to the Purchaser stating that the Vendors disagree with the EBITDA Certificate, such notice specifying so far as practical and reasonable the monetary amount and the reasons for the adjustments (including supporting documentation when this is available to the Vendors) which in the Vendors’ opinion, should be made to the EBITDA Certificate in order to comply with the requirements of this Agreement;

“Earn-Out Accounts”	means the audited balance sheets of the Company and of SSL made up as at 31 October 2004 and the audited profit and loss accounts of the Company and SSL in respect of the financial year ended on 31 October 2004 including, in each case, the notes thereto and the directors’ report and auditors’ report;

“Earn-Out Accounts Pack”	means the earn out accounts pack set out in paragraph 3 of Part II of Schedule 9

“Earn Out Period”	means the year ending 31 October 2004

“Group”	means the Company and SSL;

“Independent Expert”	means an independent firm of chartered accounts in the United Kingdom;

“Opening Submissions”	means the initial representations made by either the Purchaser or the Vendors to the Independent Expert;

“Submissions in Reply”	means the further representations made by either the Purchaser or the Vendors to the Independent Expert in response to the Opening Submissions;

“Qualifying Adjustments”	means individual adjustments to the EBITDA Certificate which exceed £1,000;

2.	The Purchaser shall, as soon as practicable following the Group’s financial year ended 31 October 2004, deliver to the Vendors the Earn-Out Accounts Pack and EBITDA Certificate as soon as is practicable and in any event by 31 March 2005 at the latest.

3.	The Earn-Out Accounts Pack shall consist of:

3.1	an audited consolidated balance sheet of the Group as at 31 October 2004;

3.2	an audited consolidated profit and loss account for the Group for the year ended 31 October 2004;

3.3	notes to the financial statements, directors report etc; and

3.4	the EBITDA Certificate which shall set out the EBITDA of the Group for the year ended 31 October 2004.

4.	If the Vendors do not within 30 Business Days of presentation to it of the Earn-Out Accounts Pack give a Disagreement Notice, the EBITDA Certificate shall be final and binding on the parties for all purposes.

5.	Each party shall:

5.1	disclose to the other all relevant facts and information requested by it for the purposes of preparing or reviewing the Earn-Out Accounts Pack and the EBITDA Certificate;

5.2	promptly give to the other and the other’s accounting adviser all information, assistance and access (on an audit basis) as they may reasonably require including:

5.2.1	access (during normal office hours) to relevant books, records and premises of or relating to the Group, including reasonable access to and assistance from employees and officers of the Group; and

5.2.2	the right to take copies of relevant documents for the purposes of preparing and agreeing (or having determined) the EBITDA Certificate.

6.	Adjustments to the EBITDA Certificate may only be proposed for Qualifying Adjustments and where the sum of all Qualifying Adjustments exceeds £10,000.

7.	If the Vendors give a valid Disagreement Notice, the Vendors and the Purchaser shall attempt in good faith to reach agreement. If they are unable to do so within 20 Business Days of the date of the Disagreement Notice, either party may by notice to the other require that the EBITDA Certificate be referred to the Independent Expert to resolve the outstanding matters in dispute.

8.	The outstanding matters in dispute shall be referred to an Independent Expert. The Independent Expert shall be agreed and appointed jointly by the Purchaser and the Vendors, or in the absence of such agreement, by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Purchaser or the Vendors. For the avoidance of doubt, outstanding matters in dispute referred to the Independent Expert may include issues raised by the Purchaser in the event that the Vendors give a valid Disagreement Notice.

9.	The Independent Expert shall be instructed to determine the matters in dispute and act on the following basis:

9.1	The Independent Expert shall act as an expert and not as an arbitrator.

9.2	His terms of reference shall be to determine the matters in dispute, including the finalisation of the form and content of the Earn-Out Accounts and calculation of the EBITDA Certificate, taking into account the provisions of this Agreement within 10 Business Days of receipt of each parties final submissions, or as soon as practicable thereafter.

9.3	The Independent Expert shall decide the procedure to be followed in the determination but shall include the following procedures:

9.3.1	If either party wishes to make Opening Submissions regarding the matters in dispute, these must be provided in writing to be received by the Independent Expert by close of business 20 Business Days after the appointment of the Independent Expert. Opening Submissions are to include each party’s arguments and supporting documentation on each matter in dispute and should set out:

(a)	the nature of the matter in dispute;

(b)	an explanation of the accounting treatment in dispute;

(c)	the information and evidence that supports the view of the party in the matter in dispute; and

(d)	the calculation of the matter in dispute.

9.3.2	If either party wishes to make Submissions in Reply, they must be provided in writing to be received by the Independent Expert by close of business 20 Business Days after receipt of the other party’s Opening Submissions. Submissions in Reply shall be restricted to comments on, further explanations or additional information arising from the other party’s Opening Submissions and should not otherwise include new arguments.

9.3.3	The determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the parties.

9.3.4	The Purchaser and the Vendors expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Expert’s determination hereunder.

9.3.5	The costs of the determination by the Independent Expert shall be borne between the parties as the Independent Expert shall direct, or in the absence of any such direction, equally between the Purchaser and the Vendors.

10.	The Purchaser and the Vendors shall procure that they and the Group promptly provide to each other, their respective accounting advisers, and any Independent Expert appointed under paragraph 8 above, with all information and explanations in their respective possession or control relating to the operations of the Group (as the case may be) including access at all reasonable times to all relevant books and records and all co-operation and assistance as may reasonably be required to enable the production, review and agreement or determination of the Earn-Out Accounts and calculation of EBITDA.

11.	The costs (if any) of each party’s accounting advisers shall be borne by the Purchaser and the Vendors respectively.

12.	The expenses of the Independent Expert shall be borne as the Independent Expert shall direct or failing such direction, equally between the Purchaser, on the one hand and the Vendors, on the other.

13.	The parties shall co-operate with the Independent Expert and comply with any reasonable requests made in connection with the carrying out of its duties under this Agreement.

14.	Subject to paragraph 13 above, nothing in this Schedule shall entitle a party or the Independent Expert access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

Part III - 2004 Earn-Out Accounts Pack Principles

1.	The Earn-Out Accounts Pack shall be drawn up in accordance with the policies that appear, and in the order shown, below:

1.1	the specific accounting policies set out in clauses 2.1 to 2.5 in Part III of Schedule 9

1.2	to the extent not covered by paragraph 1.1 above and to the extent consistent with UK GAAP at Completion, the accounting policies, principles, practices and bases adopted for the preparation of the audited report and accounts of the Company for the year ended 31 October 2003; and

1.3	to the extent not covered by paragraphs 1.1 or 1.2 above, in accordance with UK GAAP as at Completion.

2.	SPECIFIC ACCOUNTING POLICIES

2.1	General

2.1.1	Post Balance Sheet Events

No account shall be taken of information becoming available more than 90 Business Days after the 31 October 2004.

2.2	Fixed Assets

2.2.1	There shall be no upward revaluations of any fixed assets during the year ended 31 October 2004.

2.2.2	Fixed assets acquired during the year ended 31 October 2004 shall only be capitalised where the cost of such fixed assets exceed £1,000. Amounts less than £1,000 shall be expensed through the profit and loss account.

2.2.3	Research and development expenditure

(a)	All research expenditure is to be written off to the profit and loss account in the year in which it is incurred;

(b)	All development expenditure is to be written-off to the profit and loss account in the year in which it is incurred unless the Purchaser is satisfied as to the technical, commercial and financial viability of the individual project, in which case the expenditure should be capitalised within fixed assets and amortised over the period which the company is expected to benefit.

2.3	Stocks held for resale

2.3.1	Physical quantities

Volumes of stocks held at 31 October 2004 will be adjusted for any differences identified between book-records of stock and actual physical stocks observed during the full physical stock-takes which are to be carried out on 31 October 2004.

2.3.2	Valuation of Stock

Stock shall be valued (on a stock-line by stock-line basis) in accordance with SSAP 9 at the lower of cost and net realisable value.

2.4	Debtors and prepayments

2.4.1	Trade debtors

Trade debtors shall only be included in the Earn-Out Accounts Pack provided that they relate to goods delivered and services supplied on or before 31 October 2004 less deduction of any settlement discount, commission payable, volume discount or specific bad debt provision assessed on a debtor-by-debtor basis.

2.4.2	A general provision for bad debts will be made using the following calculation:

5 % for all debts overdue by 90 days

10 % for all debts overdue by 180 days

2.4.3	Prepayments and other assets

Prepayments shall be recorded only in respect of amounts which have been paid prior to the 31 October 2004, to the extent that the benefit of those assets will be realised post 31 October 2004.

2.5	Creditors

2.5.1	Trade creditors and accruals

(a)	Trade creditors and accruals shall be recorded to the extent that a liability exists and is still outstanding at 31 October 2004 in respect of goods and services that have been received or supplied on or before 31 October 2004.

(b)	A holiday pay accrual, sick pay accruals and a provision for staff bonuses shall be calculated as at 31 October 2004.

2.5.2	Contract accounting

(a)	Profit on individual contracts shall only be recognised in the profit and loss account when their outcome can be foreseen with reasonable certainty in accordance with SSAP 9.

(b)	For the avoidance of doubt, all licence and other fees earned by the Group shall be booked over the life of the contract on a straight line basis.

(c)	Full provision shall be made for all known or expected losses on individual contracts as soon as such losses are foreseen in accordance with SSAP 9.

2.5.3	Accruals and prepayments relating to the normal pension contributions payable or receivable based on the normal monthly payroll made in the ordinary course of business shall be made in the Earn-Out Accounts Pack.

2.6	EBITDA Certificate

The EBITDA Certificate will be calculated as follows:

Retained earnings for the year:
Profit or (loss) after tax as shown in the consolidated profit and loss account	XX/(XX	)
Add back:
Interest payable to third-parties in connection with loans,	X
overdrafts and finance lease agreements;
Corporation and deferred tax charges;	X
Depreciation and amortisation charges;	X

Less:
Interest receivable;	(X	)
Profits on disposal of fixed assets;	(X	)
Upward revaluation of fixed assets;	(X	)
To the extent that any of the following [names of Vendors] waive salaries or bonuses in respect of the year ended 31 October 2004, the amount equivalent to the amount of waived salaries or bonuses;	(X	)
In the event that a new business or company is acquired by the Group prior to 31 October 2004, any profits arising from such new businesses;

EBITDA Certificate	XX/(XX	)

SCHEDULE 10 - Tax Covenant

1.	Definitions

1.1	In this Schedule the following expressions shall have the following meanings:

“Covenantors”	means Douglas Wright and Michael Wood;

“event”	includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Purchaser’s Tax Group”	means the Purchaser and any other company or companies which either are or become after Completion, or have within the six years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose;

“Purchaser’s relief”	means:

(a)    any relief arising to the Company or any Subsidiary in respect of an event occurring or period ending after Completion or arising in the ordinary course of business to the Company or any Subsidiary in respect of an event occurring or period commencing after the Balance Sheet Date; and

(b) any relief arising to any member of the Purchaser’s Tax Group (other than the Company or any Subsidiary);

“relief	includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and any reference to the use or set off of relief shall be construed accordingly and shall include use or set off in part;

“Tax authority”	means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any Tax liability;

“Tax claim”	means the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax authority or the imposition of any withholding of or on account of Tax from which it appears that a Tax liability has been incurred by or will be imposed on the Company or any Subsidiary;

“Tax liability”	means (a) a liability of the Company or any Subsidiary to make or suffer an actual payment of Tax (or an amount in respect of Tax); and (b) also the use or set off of any Purchaser’s relief in circumstances where, but for such use or set off, the Company or any Subsidiary would have had an actual Tax liability in respect of which the Purchaser would have been able to make a claim against the Covenantors under this Schedule, and, where paragraph (b) above applies, the amount that is to be treated for the purposes of this Schedule as a Tax liability of the Company or any Subsidiary shall be determined as follows:

(i)     where the Purchaser’s relief that is used or set off as mentioned in paragraph (b) is a deduction from or offset against Tax, the Tax liability shall be the amount of that relief so used or set off;

(ii)    where the Purchaser’s relief that is used or set off as mentioned in paragraph (b) is a deduction from or offset against income, profits or gains, the Tax liability shall be the amount of Tax saved thereby; and

(iii)  where the Purchaser’s relief that is the subject of the setting off as mentioned in paragraph (b) is a repayment of Tax, the Tax liability shall be the amount of the repayment that would have been obtained but for the use or setting off.

1.2	Any reference to income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

1.3	Persons shall be treated as connected for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act 1988.

1.4	The rule known as the ejusdem generis rule shall not apply and accordingly:

1.4.1	general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

1.4.2	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5	In this Schedule, unless the context otherwise requires:

1.5.1	references to persons include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

1.5.2	the headings are inserted for convenience only and do not affect the construction of this Schedule;

1.5.3	references to one gender include all genders;

1.5.4	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted; and

1.5.5	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term.

1.6	All payments made by the Covenantors to the Purchaser or by the Purchaser to the Covenantors under this Schedule, other than payments of interest, shall so far as possible, be made by way of adjustment to the consideration for the sale of the Sale Shares.

2.	Covenant to Pay

The Covenantors hereby severally covenant with the Purchaser (for itself and as trustee for its successors in title) to pay to the Purchaser an amount equivalent to:

2.1	any Tax liability arising in respect of, by reference to or in consequence of:

2.1.1	any income, profits or gains earned, accrued or received on or before Completion; and

2.1.2	any event which occurs or occurred on or before Completion;

2.2	any Tax liability properly attributable to a Covenantor being a liability to inheritance tax which after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares in or assets of the Company.

3.	Exclusions

The covenant contained in clause 2.1 shall not cover any Tax liability to the extent that:

3.1	provision in respect of that Tax liability has been made in the Audited Accounts, or the Tax liability was paid or discharged before Completion; or

3.2	the Tax liability arises in respect of, by reference to or in consequence of:

3.2.1	any income, profits or gains earned, accrued or received in respect of the period between the Balance Sheet Date and Completion to the extent that the Company or Subsidiary concerned either retains the benefit of such income, profit or gain at Completion, or such income, profit or gain has been expended in the ordinary course of business of the Company or Subsidiary; or

3.2.2	any event occurring between the Balance Sheet Date and Completion in the ordinary course of business of the Company or the Subsidiary to which the Tax liability relates; or

3.3	the Tax liability arises or is increased as a result of an increase in rates of Tax which is announced and comes into force after Completion or of any change in law (whether relating to Tax or otherwise) which is announced and comes into force after Completion or the change or withdrawal after Completion of any previously published practice or concession of any Tax authority with retrospective effect.

3.4	the Tax liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Purchaser, the Company or the Subsidiary concerned at any time after Completion, except that this exclusion 3.4 shall not apply where any such transaction, action or omission:

3.4.1	is carried out or effected pursuant to a legally binding commitment created on or before Completion; or

3.4.2	is carried out or effected in the ordinary course of business.

3.5	the recovery of such Tax liability is made under the Warranties;

3.6	the Tax liability would not have arisen but for a cessation of trade, or a change in the nature or conduct of the trade, by the Company or the Subsidiary on or after Completion;

3.7	such Tax liability arises by virtue of any disclaimer or disallowance of industrial building or other capital allowances or other transaction by the Company or the Subsidiary after Completion (otherwise than in relation to an event occurring on or before Completion) which has the effect of increasing the Tax liability of the Company or the Subsidiary in respect of any period ending on or before the Balance Sheet Date;

3.8	such Tax liability would not have arisen or would have been reduced or eliminated but for a failure on the part of the Company or the Subsidiary to make any claims, election, surrender or disclaimer or give any notice or consent or do anything (otherwise than at the direction of the Vendors) after Completion the making, giving, or doing of which was taken into account in the Audited Accounts;

3.9	the Tax liability arises or is increased in consequence of any failure by the Purchaser to comply with, or failure to procure the compliance of the Company or the Subsidiary with, any of their respective obligations under this Schedule;

3.10	such Tax liability results from or is increased or extended by the change of the accounting reference date of the Company or the Subsidiary on Completion or any subsequent change thereafter or by any change in the accounting policies of the Company or the Subsidiary or the basis upon which the Company or the Subsidiary values its assets after Completion or the payment of any unusual or abnormal dividend;

3.11	the Covenantors have satisfied such Tax liability by reason of being liable for such Tax under section 767(A), 767AA or other statutory provision;

3.12	any claim by the Purchaser or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Purchaser or any member of the Purchaser’s Tax Group, the Company or the Subsidiary).

4.	Costs and Expenses

The covenants contained in this Schedule shall extend to all reasonable costs and expenses properly incurred by the Purchaser or the Company or any Subsidiary in connection with a successful claim by the Purchaser, the Company or the Subsidiary under this Schedule or in connection with the subject matter of any such successful claim, including in connection with any action taken as referred to in paragraph 7 and any satisfaction or settlement of a Tax liability in accordance with that paragraph.

5.	Withholdings

All sums payable by the Covenantors under this Schedule shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Covenantors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser under this Schedule will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

6.	Tax on covenant payments

6.1	If any Tax authority brings into charge to Tax any sum paid to the Purchaser under this Schedule, then the Covenantors shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Schedule.

6.2	Paragraph 6.1 shall apply in respect of any amount deducted or withheld as contemplated by paragraph 5 as it applies to sums paid to the Purchaser, save to the extent that in computing the Tax chargeable the Purchaser is able to obtain a credit or relief for the amount deducted or withheld.

7.	Notification of claims and conduct of disputes

7.1	If the Purchaser becomes aware of any Tax claim relevant for the purposes of this Schedule, the Purchaser shall give, or shall procure that notice of that Tax claim is given, to the Covenantors as soon as reasonable practicable and in any event within 14 days and shall (subject to paragraphs 7.2 and 7.3) take (or shall procure that the Company or the relevant Subsidiary shall take) such action as the Covenantors may reasonably request, to dispute, resist, appeal, compromise or defend the Tax claim and any adjudication in respect thereof.

7.2	The Purchaser shall not be required to take any action pursuant to paragraph 7.1:

7.2.1	unless the Purchaser and the Company or the Subsidiary concerned is each promptly indemnified to the Purchaser’s reasonable satisfaction by the Covenantors against all losses, costs, damages and expenses that are or may be thereby incurred; or

7.2.2	if, in the Purchaser’s reasonable opinion, the action is likely to affect adversely either the future liability to Tax of the Purchaser or the Company or the

Subsidiary concerned or the business or financial interests of any of them or of any person connected with any of them.

7.3	If the Covenantors do not request the Purchaser to take any appropriate action within twenty eight days of notice to the Covenantors, or no action is required to be taken by virtue of any of the provisions of paragraph 7.2, the Purchaser shall be free to satisfy or settle (or to allow the Company or the Subsidiary concerned to satisfy or settle) the relevant Tax liability on such terms as it may in its absolute discretion think fit.

8.	Due date of payment and interest

8.1	Where a claim under this Schedule relates to a liability to make or suffer an actual payment or increased payment of Tax or an amount in respect thereof, the Covenantors shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the fifth Business Day prior to:

8.1.1	in the case of Tax in respect of which there is no provision for payment by installments, the latest date on which the Tax in question can be paid to the relevant Tax authority in order to avoid a liability to interest or penalties accruing; or

8.1.2	in the case of Tax in respect of which there is provision for payment by installments, each date on which an installment of such Tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Purchaser to the Covenantors at least five Business Days prior to each such date), provided that, if the date on which Tax to which this paragraph applies can be recovered is deferred following application to the appropriate Tax authority and the Covenantors indemnify the Purchaser and the Company or relevant Subsidiary to the Purchaser’s reasonable satisfaction in accordance with paragraphs 4 and 7.2, the date for payment by the Covenantors shall be the earlier of the date on which the Tax becomes recoverable by the relevant Tax authority (notwithstanding any initial deferral) and such date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination is made from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

8.2	Where a claim under this Schedule relates to the loss or set off of a Purchaser’s relief that is a repayment of Tax, the Covenantors shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the date when such repayment would have been due were it not for such setting off.

8.3

Where a claim under this Schedule relates to the loss, use or set off of any Purchaser’s relief other than a repayment of Tax, the Covenantors shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule, and in the case of a relief which is used or set off, the date or dates referred to in paragraph 8.1.1 or 8.1.2 that would have applied to the Tax saved by the use or set off of the relief if that Tax had been payable.

8.4	Paragraphs 8.1, 8.2 and 8.3 shall apply to any additional amount payable under paragraphs 4, 5 and 6 so that such amount shall be paid on the later of the date ten Business Days after demand is made therefor by or on behalf of the claimant and such other date or dates determined under paragraphs 8.1, 8.2 and 8.3 in relation to the Tax or relief to which the claim under paragraph 2 in respect of which such additional amount is due, relates.

9.	Recovery from third parties

9.1	Without prejudice to the Covenantors obligation to make any payment hereunder, where the Purchaser or the Company or the Subsidiary concerned is entitled to recover from any person other than the Purchaser or the Company or the Subsidiary concerned or any person connected with any of them a payment or relief in respect of the Tax liability in question, the Purchaser shall procure that the Company or the Subsidiary shall as soon as reasonably practicable following it becoming aware of its entitlement notify the Covenantors and if so required by the Covenantors and at their expense, take all appropriate steps to enforce such recovery (keeping the Covenantors fully informed of the progress of any action taken) and shall pay to the Covenantors an amount equal to the amount received or the amount that the Purchaser or the Company or the Subsidiary concerned will save by virtue of the receipt of the relief (less the amount of all costs and expenses in obtaining such payment or relief, and net of any Tax payable on the amount received or that would have been payable but for the use or set off of any relief) to the extent that the payment to the Covenantors does not exceed the payment originally made by the Covenantors (net of any Tax suffered thereon), and to the extent that the right to such payment or relief is not prejudiced thereby.

9.2	Where the Purchaser or the Company or the Subsidiary concerned receives a relief as referred to in paragraph 9.1, a payment shall not be made to the Covenantors before the date on which the Tax that would have been payable but for the relief would have become recoverable by the appropriate Tax authority, and shall not be made to the extent that, but for the use of such relief, the Company or the Subsidiary concerned would have had an actual Tax liability in respect of which the Purchaser would have been able to make a claim against the Covenantors under this Schedule.

10.	Management of pre-Completion Tax affairs

10.1	In this paragraph 10:

“accounting period”	means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

“pre-Completion Tax affairs”	means the Tax affairs of the Company and the Subsidiaries for which the Purchaser is responsible under this paragraph 10;

“Tax documents”	means the Tax returns, claims and other documents which the Purchaser is required to prepare on behalf of the Company and the Subsidiary under paragraphs 10.2.1 and 10.2.2;

“Tax return”	means any return required to be made to any Tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

“time limit”	means the latest date on which a Tax document can be executed or delivered to a relevant Tax authority either without incurring interest or a penalty, or in order to ensure that such Tax document is effective.

10.2	Subject to and in accordance with the provisions of this paragraph the Purchaser or its duly authorised agents shall, in respect of all accounting periods ending on or before Completion:

10.2.1	prepare the Tax returns of the Company and each of the Subsidiaries;

10.2.2	prepare on behalf of the Company and each of the Subsidiaries all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

10.2.3	(subject to paragraph 7) deal with all matters relating to Tax which concern or affect the Company and each of the Subsidiaries, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax documents.

10.3	The Purchaser shall procure that:

10.3.1	the Covenantors are kept fully informed of the progress of all matters relating to the pre-Completion Tax affairs;|

10.3.2	the Covenantors promptly receive copies of all written correspondence with any Tax authority in so far as it is relevant to the pre-Completion Tax affairs;

10.3.3	no correspondence is submitted to any Tax authority without the Covenantors being given a reasonable opportunity to review and comment on the terms of such correspondence.

10.4	The Purchaser shall at the Covenantors’ request procure that the Company or the Subsidiary:

10.4.1	uses such available reliefs (other than Purchaser’s reliefs arising in the Company or the Subsidiary) available to them in priority to any Purchaser’s reliefs;

10.4.2	at the Covenantors’ request and expense deliver to the Covenantors a certificate from the Company’s auditors for the time being confirming that all such reliefs have been so used.

10.5	The Covenantors shall procure that the Purchaser and its duly authorised agents are afforded such access (including the taking of copies) to any books, accounts and records of the Company and such other assistance as it or they reasonably require to enable the Purchaser to discharge its obligations under paragraph 10.2.

11.	Purchaser’s Covenants

11.1	The Purchaser hereby covenants with the Covenantors to pay to the Covenantors an amount equal to any Tax for which the Covenantors are or may be liable as a result of the application of section 767AA Taxes Act 1988 where the taxpayer company (as defined in section 767A(i)(a) and section 767AA(i)(a) respectively) is the Company or the Subsidiary but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Company or the Subsidiary and arises in respect of income profits or gains earned, accrued or received in respect of any period after Completion or as a result of the failure of the Purchaser, the Company or the Subsidiary to apply an amount provided for in the Audited Accounts or an amount paid by the Covenantors to the Purchaser under this Schedule to discharge a liability to which the amounts relates together with any reasonable costs and expenses reasonably and properly incurred by the Covenantors in connection with any such Tax liability or in taking any action under this clause.

11.2	Where the Purchaser becomes liable to make any payment under clause 11.1 the due date for the making of that payment should be the later of the date that is the date on which the Tax is finally due to the Tax authority demanding the same and five business days after written demand thereof by the Covenantors to the Purchaser.

11.3	Where the Purchaser fails to make a payment in satisfaction of a liability under clause 11.1 by the due date for the making of that payment, the liability of the Purchaser shall be increased to include interest on such sum from the date on which the Purchaser becomes liable to make payment to the date of such payment at the rate per annum being four per cent above the base rate from time to time of Lloyds TSB Bank plc compounded quarterly (such interest to accrue after as well as before judgment).

SIGNED by K. Asquith	)	K. Asquith by her attorney

/s/ Illegible

SIGNED by S.Davies	)	S.Davies by his attorney

/s/ Illegible

SIGNED by H. Dhand	)	H. Dhand by his attorney

/s/ Illegible

SIGNED by M. Goodridge	)	/s/ M. Goodridge

SIGNED by C. Hatchard	)	C. Hatchard by his attorney

/s/ Illegible

SIGNED by N. Rogers	)	N. Rogers by his attorney

/s/ Illegible

SIGNED by J. Street	)	/s/ Jennifer Street

SIGNED by M. Wood	)	/s/ M.A. Wood

SIGNED by D. Wright	)	/s/ D. Wright

SIGNED by F. Wright	)	/s/ Fiona Wright

SIGNED by John Curtis duly authorised for and on behalf of Telecommunication Services Inc.	) ) ) )	/s/ John Curtis

Signed by J HARRINGTON	)	/s/ J Harrington

72.